EXHIBIT 99.1

This description of Hydro-Québec is dated as of April 1, 2016 and appears as Exhibit 99.1 to Hydro-Québec’s annual report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended December 31, 2015.

This document may be delivered to you at any time but you should assume that the information is accurate only as of April 1, 2016. Hydro-Québec’s business, financial condition, results of operations and prospects may have changed since that date.

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities of Hydro-Québec, unless it is included in a registration statement filed under the Securities Act of 1933, as amended.

WHERE YOU CAN FIND MORE INFORMATION

This document appears as an exhibit to Hydro-Québec’s annual report filed with the U.S. Securities and Exchange Commission (the “SEC”) on Form 18-K for the fiscal year ended December 31, 2015. Additional information with respect to Hydro-Québec is available in the annual report or in other exhibits or amendments to the annual report.

You may read and copy any document we file with the SEC at the SEC’s public reference rooms in Washington, DC. Please call the SEC’s toll free number at 1-800-SEC-0330 for further information on the public reference room. These filings are also available from the Electronic Data Gathering, Analysis, and Retrieval system, which is commonly known by the acronym EDGAR, through the SEC’s website at http://www.sec.gov.

You may request a copy of these filings at no cost by calling Hydro-Québec at (514) 289-2518. This document is also available on our website at www.hydroquebec.com; however, any other information available on our website shall not be deemed to form a part of this document or the annual report to which it appears as an exhibit.

FORWARD-LOOKING STATEMENTS

Various statements made throughout this document are forward looking and contain information about financial results, economic conditions and trends, including, without limitation, the statements under the captions Corporate Outlook and Management’s Discussion and Analysis. The words “estimate”, “believe”, “expect”, “forecast”, “anticipate”, “intend” and “plan” and similar expressions identify forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance. Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. Such factors may include, among others, business risks, such as variations in runoff that affect hydroelectric plant performance, and general levels of economic activity which affect demand for electricity, and risks related to economic parameters, such as changes in interest and exchange rates. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this document. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOREIGN EXCHANGE

Canada maintains a floating exchange rate for the Canadian dollar in order to permit the rate to be determined by fundamental forces without intervention except as required to maintain orderly conditions. Annual average noon spot exchange rates for major foreign currencies in which the debt of Hydro-Québec is denominated, expressed in Canadian dollars, are shown below.

Foreign Currency	2011	2012	2013	2014	2015	2016[a]
United States Dollar	$0.9891	$0.9996	$1.0299	$1.1045	$1.2788	$1.4010
Euro	1.3767	1.2850	1.3681	1.4671	1.4185	1.5373
Pound Sterling	1.5861	1.5840	1.6113	1.8190	1.9542	2.0087
100 Japanese Yen	1.2420	1.2540	1.0570	1.0460	1.057	1.204

a)	Monthly average through the end of February 2016.

Source: Bank of Canada.

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars.

MAP OF HYDRO-QUÉBEC’S MAJOR FACILITIES

Generating station rated 245 MW or more
Hydro
Thermal
Other facilities
Generating station under construction
735-kV substation
735-kV substation under construction
735-kV line
735-kV line under construction
450-kV direct-current line
Interconnection
Neighboring system (simplified)
Baie d'Hudson
(Hudson Bay)
Baie James
(James Bay)
QUÉBEC
La Grande-1
La Grande-2-A
Robert-Bourassa
La Grande-3
La Grande-4
Laforge-1
Laforge-2
Brisay
Eastmain-1
Eastmain-1-A
1927 Privy Council border
(not final)
Romaine-4
Romaine-3
Romaine-2
Romaine-1
Sainte-Marguerite-3
Manic-5-PA
Manic-5
Toulnustouc
René-Lévesque
Outardes-4
Outardes-3
Outardes-2
Jean-Lesage
Péribonka
Bersimis-1
Bersimis-2
Île d'Anticosti
Fleuve Saint-Laurent
(St. Lawrence River)
Trenche
Beaumont
La Tuque
Québec
Bécancour
Montréal
Carillon
Beauharnois
Îles de la Madeleine
NEW BRUNSWICK
PRINCE EDWARD ISLAND
NOVA SCOTIA
ONTARIO
MAINE
VERMONT
NEW HAMPSHIRE
MASSACHUSETTS
CONNECTICUT
R.I.
NEW YORK
PENNSYLVANIA
NEW JERSEY
UNITED STATES
Toronto
Lake Ontario
Boston
New York
Atlantic Ocean
0
75
150 km
Lambert, NAD83
75°
70°
65°
U.S.A.
Canada
Québec
United States
Mexico

FIVE-YEAR REVIEW

CONSOLIDATED AND SELECTED FINANCIAL INFORMATION
	Years ended December 31
	2011		2012		2013		2014	2015
	(in millions of dollars)
OPERATIONS

Revenue	$12,250		$12,134		$12,878		$13,652	$13,754

Expenditure
Operations	2,417		2,375		2,460		2,366	2,527
Electricity and fuel purchases	1,154		1,183		1,568		1,968	1,938
Depreciation and amortization	2,603		2,405		2,483		2,593	2,713
Taxes	864		997		1,000		975	980
	7,038		6,960		7,511		7,902	8,158
Operating income	5,212		5,174		5,367		5,750	5,596

Financial expenses	2,526		2,438		2,429		2,425	2,449

Income from continuing operations	2,686		2,736		2,938		3,325	3,147

Income (loss) from discontinued operations[a]	(75)		(1,876)		4		–	–
Net income	$2,611		$860		$2,942		$3,325	$3,147
DIVIDEND	$1,958		$645		$2,207		$2,535	$2,360
BALANCE SHEET SUMMARY
Total assets	$69,594		$70,508		$73,110		$73,108	$75,199
Long-term debt, including current portion and perpetual debt	$42,050		$43,524		$44,477		$44,752	$45,983
Equity	$18,834		$18,982		$19,394		$17,961	$19,475
INVESTMENTS FOR CONTINUING OPERATIONS AFFECTING CASH
Property, plant and equipment and intangible assets	$3,814	[b]	$3,932	[b]	$4,335	[b]	$3,815	$3,440
FINANCIAL RATIOS
Interest coverage[c]	1.97		2.02		2.09		2.23	2.20
Return on equity from continuing operations[d]	15.5%		14.6%		14.6%		16.1%	14.9%
Profit margin from continuing operations[e]	21.9%		22.5%		22.8%		24.4%	22.9%
Capitalization[f]	31.4%		30.6%		30.5%		28.9%	30.1%
Self-financing[g]	48.7%		55.4%		68.3%		56.4%	82.8%

a)	The discontinued operations are related to the 2012 decision to abandon the project to refurbish Gentilly-2 nuclear generating station and to terminate nuclear power operations.
b)	Including the Energy Efficiency Plan.
c)	Sum of operating income and net investment income divided by interest on debt securities.
d)	Income from continuing operations divided by average equity less average accumulated income (loss) from discontinued operations for the current year and prior years and average accumulated other comprehensive income. For the period from 2011 to 2015, average equity less average accumulated income (loss) from discontinued operations for the current year and prior years and average accumulated other comprehensive income amounted to $17,319 million, $18,729 million, $20,141 million, $20,602 million and $21,091 million, respectively.
e)	Income from continuing operations divided by revenue.
f)	Equity divided by the sum of equity, long-term debt, current portion of long-term debt, perpetual debt, borrowings and derivative instrument liabilities, less derivative instrument assets and sinking fund.
g)	Cash flows from operating activities less dividend paid, divided by the sum of cash flows from investing activities, excluding net disposal or acquisition of short-term investments, and repayment of long-term debt.

Note:	The data for 2015 and 2014 are presented according to U.S. generally accepted accounting principles (“U.S. GAAP”), while the data for prior years are presented according to Canadian generally accepted accounting principles (“Canadian GAAP”), as published in the annual report on Form 18-K for the fiscal year ended December 31, 2014. As two different financial reporting frameworks are used in the above table, the financial information may not be directly comparable.

FIVE-YEAR REVIEW (CONTINUED)

OPERATING STATISTICS
	Years ended December 31
	2011	2012	2013	2014	2015
	(in GWh)
Electricity Sales[a]
In Québec, by segment
Residential	62,402	61,956	65,983	68,074	66,558
Commercial, institutional and small industrial	43,683	43,775	44,620	45,189	45,335
Large industrial	58,210	56,875	56,855	55,738	54,200
Other	5,671	5,795	5,818	5,222	5,170
	169,966	168,401	173,276	174,223	171,263
Outside Québec
Canada/U.S.	23,680	28,089	32,208	26,624	29,864
Total Electricity Sales	193,646	196,490	205,484	200,847	201,127

	(in millions of dollars)
Revenue from Electricity Sales[a]
In Québec, by segment
Residential	$4,508	$4,452	$4,825	$5,162	$5,222
Commercial, institutional and small industrial	3,377	3,370	3,504	3,657	3,774
Large industrial	2,533	2,317	2,439	2,389	2,350
Other	302	303	317	308	316
	10,720	10,442	11,085	11,516	11,662
Outside Québec
Canada/U.S.	1,252	1,194	1,525	1,629	1,700
Total Revenue from Electricity Sales	$11,972	$11,636	$12,610	$13,145	$13,362

	(as at December 31)
Number of Customer Accounts
In Québec, by segment
Residential	3,731,047	3,777,196	3,821,012	3,857,782	3,890,956
Commercial, institutional and small industrial	313,468	314,895	316,585	317,671	319,294
Large industrial	189	188	186	183	181
Other	4,004	3,988	4,207	4,214	4,290
Total Customer Accounts	4,048,708	4,096,267	4,141,990	4,179,850	4,214,721

a)	Data related to continuing operations.

Note:	The data for 2015 and 2014 are presented according to U.S. GAAP, while the data for prior years are presented according to Canadian GAAP, as published in the annual report on Form 18-K for the fiscal year ended December 31, 2014. As two different financial reporting frameworks are used in the above table, the financial information may not be directly comparable.

FIVE-YEAR REVIEW (CONTINUED)

OPERATING STATISTICS (CONTINUED)
	Years ended December 31
	2011	2012	2013	2014	2015
	(in MW)

Installed Capacity
Hydroelectric	35,285	35,125	35,364	36,100	36,370
Nuclear[a]	675	–	–	–	–
Thermal	1,011	704	704	543	542
Total Installed Capacity	36,971	35,829	36,068	36,643	36,912	[b]

	(in GWh)

Total Energy Requirements[c]	214,764	221,004	226,576	222,045	222,172

	(in MW)

Peak Power Demand in Québec[d]	35,481	38,797	39,031	38,743	37,349
	(in km *)

Lines (overhead and underground)
Transmission	33,902	33,911	33,885	34,187	34,272	[e]
Distribution[f]	113,525	114,649	114,843	115,583	116,258
Total lines (overhead and underground)	147,427	148,560	148,728	149,770	150,530

a)	Gentilly-2 generating station ceased to operate on December 28, 2012.
b)	In addition to the generating capacity of our own facilities, we have access to almost all the output from Churchill Falls generating station (5,428 MW) under a contract with Churchill Falls (Labrador) Corporation Limited that will remain in effect until 2041. We also purchase all the output from 36 wind farms (3,260 MW) and 5 small hydropower plants (65 MW) and almost all the output from 7 biomass and 3 biogas cogeneration plants (257 MW) operated by independent power producers. Moreover, 1,062 MW are available under long-term contracts with other suppliers.
c)	Total energy requirements consist of kilowatthours delivered within Québec and to neighboring systems.
d)	The values indicated correspond to the needs for the winter beginning in December, including interruptible power. The peak for a given period is based on measurements at fixed intervals. The 2015–2016 winter peak was 37,349 MW and occurred on February 15, 2016, at 7:00 a.m. However, the system load momentarily reached 37,650 MW at 7:14 a.m.
e)	34,000 km of lines operated by Hydro-Québec TransÉnergie and 272 km by Hydro-Québec Distribution.
f)	These figures include off-grid systems but exclude private systems, lines under construction and 44-kV lines (transmission).

*	1 km = 0.62 miles

OTHER INFORMATION
	Years ended December 31
	2011	2012	2013	2014	2015

Average rate increase (decrease) from January 1 to December 31	(0.2)%	(0.4)%	1.7%	3.8%[a]	3.2%[a]

	As at December 31
Salaried Employees[b]	21,977	21,032	19,692	19,505	19,381
Total Number of Employees[b]
Permanent	19,415	18,926	17,861	17,793	17,475
Temporary	3,086	2,670	2,382	2,250	2,319
	22,501	21,596	20,243	20,043	19,794
Women	31.1%	30.6%	30.0%	29.4%	29.0%

a)	Excluding Rate L (“Rate L”). Rate L applies to an annual contract whose minimum billing demand is 5,000 kW or more and which is principally related to an industrial activity.
b)	Excluding employees of subsidiaries and joint ventures.

UNITS OF MEASURE
V: volt (a unit for measuring voltage)
kV: kilovolt (one thousand volts)
W:	watt (a unit for measuring power)	Wh:	watthour (a unit for measuring electric energy)
kW:	kilowatt (one thousand watts)	kWh:	kilowatthour (one thousand watthours)
MW:	megawatt (one million watts)	MWh:	megawatthour (one million watthours)
GW:	gigawatt (one billion watts)	GWh:	gigawatthour (one billion watthours)
		TWh:	terawatthour (one trillion watthours)

HYDRO-QUÉBEC

GENERAL

We operate one of the major systems in Canada for the generation, transmission and distribution of electric power. We supply virtually all electric power distributed in Québec, the largest province in Canada in land area and the second largest in population.

Hydro-Québec was created in 1944 by the Hydro-Québec Act of the Parliament of Québec and is an agent of Québec. All capital stock of Hydro-Québec is held by the Minister of Finance on behalf of the Government of Québec (the “Government”).

Our head office is located at 75 René-Lévesque Boulevard West, Montréal, Québec, Canada.

We carry on our activities in the four reportable business segments defined below. The other business segments and activities are grouped together under Corporate and Other Activities for reporting purposes.

●	Generation: Hydro-Québec Production operates and develops our generating facilities in Québec. Hydro-Québec Production provides Hydro-Québec Distribution with a base volume of up to 165 TWh of heritage pool electricity annually (“Heritage Pool Electricity”). Beginning in 2014, the Heritage Pool Electricity is subject to a yearly indexation (see “Regulatory Framework –Energy Board Act”). The authorized average price was 2.82¢/kWh for 2014 and 2.84¢/kWh for 2015. In addition, Hydro-Québec Production can participate in Hydro-Québec Distribution’s calls for tenders in a context of free market competition, and also sells electricity in markets outside Québec as well as engaging in energy-related arbitraging transactions;

●	Transmission: Hydro-Québec TransÉnergie operates and develops our power transmission system. It markets system capacity and manages power flows throughout Québec;

●	Distribution: Hydro-Québec Distribution operates and develops our distribution system and supplies electricity to the Québec market. It also carries out activities related to electricity sales in Québec as well as customer services and promotes energy efficiency;

●	Construction: Hydro-Québec Équipement et services partagés and our wholly-owned subsidiary, Société d’énergie de la Baie James (“SEBJ”), design, build and refurbish generating and transmission facilities, mainly for Hydro-Québec Production and Hydro-Québec TransÉnergie. Hydro-Québec Équipement et services partagés is responsible for projects throughout Québec, except in the territory governed by the James Bay and Northern Québec Agreement (the “JBNQ Agreement”). SEBJ builds generating facilities in the territory governed by the JBNQ Agreement (north of the 49th parallel) and may also carry out projects elsewhere in Québec or outside the province; and

●	Corporate and Other Activities: The corporate units support our divisions in the achievement of their business objectives. The Corporate and Other Activities includes: Corporate Activities, the Groupe – Développement de l’entreprise, planification stratégique et innovation (Corporate Development, Strategic Planning and Innovation Group), the Vice-présidence – Technologies de l’information et des communications (Information and Communication Technologies Vice Presidency) and the Direction principale – Centre de services partagés (Shared Services Centre Unit), which reports to Hydro-Québec Équipement et services partagés. The Centre de services partagés (Shared Services Centre) brings together internal company-wide shared services, including procurement of goods and services, management of real estate, vehicle fleet and materials, as well as management of food, accommodation and air transportation services. Corporate Activities consist of the Groupe – Direction financière et contrôle (Financial Management and Control Group) , the Vice-présidence – Affaires corporatives et secrétariat général (Corporate Affairs and General Secretariat Vice Presidency), the Vice-présidence – Financement, trésorerie et caisse de retraite (Financing, Treasury and Pension Fund Vice Presidency) and the Vice-présidence – Ressources humaines (Human Resources Vice Presidency).

GENERATION

Hydro-Québec Production generates power to supply the Québec market and sells power on wholesale markets.

The following subsidiaries, affiliates and interests are also part of this segment:

●	Churchill Falls (Labrador) Corporation Limited (“CF(L)Co”) (34.2% interest; hydroelectric generation activities);

●	HQ Manicouagan inc. (wholly-owned; holds a 60% interest in Manicouagan Power Limited Partnership, which owns and operates a generating station (McCormick) located on the Rivière Manicouagan);

●	Marketing d’énergie HQ inc. (HQ Energy Marketing Inc.) (“HQEM”) (wholly-owned; conducts energy transactions in other Canadian provinces and holds shares in energy trading companies in Canada and the United States);

●	H. Q. Energy Services (U.S.) Inc. (“HQUS”) (wholly-owned subsidiary of HQEM; power marketer in the United States); and

●	Hydro Renewable Energy Inc. (“HRE”) (wholly-owned subsidiary of HQEM; participates in the development of new projects in the United States).

GENERATION OPERATIONS

Facilities

In Québec, our electric generation system comprises 87 generating stations currently in service, of which 63 are hydroelectric and 24 are thermal; with a total installed capacity of 36,912 MW as of December 31, 2015.

The following table lists the generating stations in service as of such date.

GENERATING STATIONS IN SERVICE IN QUÉBEC
Name of Facility	Years Commissioned[a]	Capacity
		(MW)
Hydroelectric[b]
Robert-Bourassa	1979-1981	5,616
La Grande-4	1984-1986	2,779
La Grande-3	1982-1984	2,417
La Grande-2-A	1991-1992	2,106
Beauharnois	1932-1961	1,853
Manic-5	1970-1971	1,596
La Grande-1	1994-1995	1,436
René-Lévesque (Manic-3)	1975-1976	1,326
Jean-Lesage (Manic-2)	1965-1967	1,229
Bersimis-1	1956-1959	1,178
Manic-5-PA	1989-1990	1,064
Outardes-3	1969	1,026
Sainte-Marguerite-3	2003-2004	882
Laforge-1	1993-1994	878
Bersimis-2	1959-1960	869
Outardes-4	1969	785
Eastmain-1-A	2011-2012	768
Carillon	1962-1964	753
Romaine-2	2014	640
Toulnustouc	2005	526
Outardes-2	1978	523
Eastmain-1	2006	480
Brisay	1993	469
Péribonka	2007-2008	385
Laforge-2	1996	319
Trenche	1950-1955	302
La Tuque	1940-1955	294
Beaumont	1958-1959	270
Romaine-1	2015	270
McCormick	1951-1965	235
Rocher-de-Grand-Mère	2004	230
Paugan	1928-1956	226
Rapide-Blanc	1934-1955	204
Shawinigan-2	1911-1929	200
Shawinigan-3	1948-1949	194
Manic-1	1966-1967	184
Rapides-des-Îles	1966-1973	176
Chelsea	1927-1939	152
Sarcelle	2013	150
La Gabelle	1924-1931	131
Première-Chute	1968-1975	131
Les Cèdres	1914-1924	113
Rapides-Farmer	1927-1947	104
Rapides-des-Quinze	1923-1955	103
Other (19 generating stations rated less than 100 MW)	1915-2009	798
Total		36,370
Thermal
Bécancour (gas turbine)	1992-1993	411
Other (23 diesel plants on off-grid systems)[c]	1967-2015	131
Total		542

a)	Indicates years when facilities began commercial operation.
b)	62 facilities are operated by Hydro-Québec Production and one facility is operated by Hydro-Québec Distribution.
c)	Operated by Hydro-Québec Distribution.

Electricity Purchases

We purchase energy and capacity from the Churchill Falls generating station in Labrador through agreements with CF(L)Co. Under an initial power contract signed in 1969 with CF(L)Co, we agreed to purchase annually, through the year 2041, 4,083 MW of power (the “1969 Power Contract”). In June 1999, we signed another agreement with CF(L)Co to guarantee us the availability of 682 MW of additional power until 2041 for each November 1 to March 31 period. In 2015, purchases under the CF(L)Co agreements totaled 28.7 TWh at a cost of $110 million as compared to 27.6 TWh at a cost of $102 million in 2014.

We have a power agreement with Rio Tinto Alcan Inc., which was amended in 2006, for the purchase of 365 MW of peak power and 375 MW of additional peak power until December 31, 2045. Under this 2006 amendment, we also agreed to purchase from Rio Tinto Alcan Inc. an additional 150 MW of peak power until December 31, 2045.

In addition, we purchase energy and capacity under 67 long-term contracts with independent producers located in Québec. During 2015, 3.1 TWh were purchased under these contracts, at a total cost of $248 million. For 2016, we expect to purchase approximately 3.4 TWh. Hydro-Québec Distribution also has long-term contracts with independent producers (see “Distribution”).

We also purchase energy and capacity in connection with our energy marketing operations (see “Wholesale and Energy Marketing Operations”).

Peak

We use energy purchased from our neighboring systems, which experience different demand patterns, to meet a portion of our peak power needs in Québec (see “Wholesale and Energy Marketing Operations”). The following table summarizes our peak power demand in Québec and installed capacity as at December 31 for the years 2011 through 2015.

	Peak Power Demand[a]	Installed Capacity	Total Average Load[c]
	(MW)

2011	35,481	36,971	24,516
2012	38,797	35,829	25,160
2013	39,031	36,068	25,865
2014	38,743	36,643	25,348
2015	37,349	36,912[b]	25,362

a)	The values indicated correspond to the needs for the winter beginning in December, including interruptible power. The peak for a given period is based on measurements at fixed intervals. The 2015-2016 winter peak was 37,349 MW and occurred on February 15, 2016, at 7:00 a.m. However, the system load momentarily reached 37,650 MW at 7:14 a.m.
b)	In addition to the generating capacity of our own facilities, we have access to almost all the output from Churchill Falls generating station (5,428 MW) under a contract with Churchill Falls (Labrador) Corporation Limited that will remain in effect until 2041. We also purchase all the output from 36 wind farms (3,260 MW) and 5 small hydropower plants (65 MW) and almost all the output from 7 biomass and 3 biogas cogeneration plants (257 MW) operated by independent power producers. Moreover, 1,062 MW are available under long-term contracts with other suppliers.
c)	Total energy requirements (consisting of kilowatthours delivered within Québec and to neighboring systems), divided by the number of hours in the year.

WHOLESALE AND ENERGY MARKETING OPERATIONS

Québec Wholesale Market

The Québec wholesale electricity market has been open since May 1, 1997. This market is comprised of 11 distributors: Hydro-Québec Distribution, nine distributors operating municipal systems and one regional electricity cooperative. As a result of the opening of the wholesale market, the municipal systems can, subject to the Government’s authorization, purchase electricity from suppliers other than Hydro-Québec Distribution, and independent generators in Québec can sell their electricity on the wholesale market using Hydro-Québec TransÉnergie’s transmission facilities.

In addition to the Heritage Pool Electricity, Hydro-Québec Production provides other power supplies and products to Hydro-Québec Distribution, which includes, principally, a call for tenders issued in 2002, for the supply of 600 MW over a 20-year period starting in March 2007 and a 20-year capacity supply of 500 MW resulting from a call for tenders issued in 2015, which will begin in December 2018.

Markets Outside Québec

Currently, our main markets outside Québec consist of neighboring networks located in Canada and the United States.

HQUS is a member of New York ISO, ISO New England (which includes all or parts of Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont), Midcontinent ISO (which includes all or parts of Arkansas, Illinois, Indiana, Iowa, Kentucky, Louisiana, Michigan, Minnesota, Mississippi, Missouri, Montana, North Dakota, South Dakota, Texas, Wisconsin and Manitoba (Canada)) and PJM Interconnection (which includes all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia). HQUS is also a participant in the electricity markets operated by Southwest Power Pool Inc. (which includes all or parts of Arkansas, Iowa, Kansas, Louisiana, Minnesota, Missouri, Montana, Nebraska, New Mexico, North Dakota, Oklahoma, South Dakota, Texas and Wyoming). ISOs, or Independent Systems Operators, and RTOs, or Regional Transmission Organizations, enable participants to buy and sell energy, schedule bilateral transactions and reserve transmission service. HQUS holds a permit from the U.S. Federal Energy Regulatory Commission to sell at market-based rates.

HQEM is a participant of the Ontario Independent Electricity System Operator (the “Ontario IESO”). HQEM sells and buys energy in Manitoba, Ontario, New Brunswick and Nova Scotia, and has transmission service agreements with Manitoba Hydro and New Brunswick Power Corporation to reserve transmission service on their respective systems.

In 2015, HQEM and the Ontario IESO executed a Capacity Sharing Agreement, whereby HQEM and Ontario IESO exchange up to 500 MW of seasonal capacity. HQEM receives capacity in the winter months and returns those quantities to Ontario IESO in the summer months on a MW for MW basis, following various commercial conditions specified in the agreement.

We have four main long-term export contracts for the sale of electricity. The following table summarizes our principal energy export agreements.

PRINCIPAL ENERGY EXPORT AGREEMENTS

	Expiry Date	Maximum Capacity	Maximum Annual Deliveries
		(MW)	(TWh)
Long-Term Sales – Electricity
Cornwall Electric – Canada	2019	45	0.2
Cornwall Electric – Canada	2019	100	0.4[a]
Vermont Joint Owners	2020	335	2.1
Five Vermont power distributors[b]	2038	225	1.3

a)	Based on historical data.
b)	Green Mountain Power Corporation, Vermont Electric Cooperative, Inc., Vermont Public Power Supply Authority, the Town of Stowe Electric Department and City of Burlington, Vermont Electric Department.

Hydro-Québec Production is continuing talks regarding participation in projects to build transmission lines between Québec and certain states in the northeastern United States. These interconnections would enable us to increase our exports to those markets.

Electricity Sales and Revenue

The following table summarizes electricity sales and revenue outside Québec, for the years 2011 through 2015.

ELECTRICITY SALES AND REVENUE OUTSIDE QUÉBEC

	Years ended December 31
	2011	2012	2013	2014	2015

Electricity Sales (GWh)[a]	23,680	28,089	32,208	26,624	29,864
Revenue from Electricity Sales ($M)[a]	1,252	1,194	1,525	1,629	1,700

a)	Data related to continuing operations.

TRANSMISSION

Hydro-Québec TransÉnergie provides the following services:

●	transmission of electricity to supply Québec’s native load; the native load is made up of the total transmission requirements of the Québec wholesale market (see “Generation – Québec Wholesale Market”) but excludes customers in remote communities; Hydro-Québec Distribution is Hydro-Québec TransÉnergie’s largest customer;

●	point-to-point transmission service; as of the end of 2015, Hydro-Québec TransÉnergie had signed transmission service agreements with 28 customers, including Hydro-Québec Production, the largest customer for this service; and

●	connection of privately-owned generating facilities to Hydro-Québec TransÉnergie’s transmission system; Hydro-Québec TransÉnergie currently serves 60 of these generating stations.

This segment includes our holding in Cedars Rapids Transmission Company, Limited, a transmission provider that owns and operates a 325 MW interconnection line linking Hydro-Québec TransÉnergie’s grid at the Les Cèdres and Langlois substations in Québec with the Cornwall Electric system in Ontario and the National Grid system in New York State.

TRANSMISSION SYSTEM

Most generating complexes in Québec are located at substantial distances from consumer centers. As a result, Hydro-Québec TransÉnergie’s transmission system is the most extensive in North America, totaling approximately 21,000 miles of lines.

The system includes the following facilities as at December 31, 2015.

Voltage	Substations	Lines (miles)[a]
765 kV and 735 kV	40	7,282
450 kV DC	2	757
315 kV	75	3,390
230 kV	54	2,011
161 kV	43	1,330
120 kV	217	4,317
69 kV or less	102[b]	2,209[c]
TOTAL	533	21,296

a)	Miles covered by the transmission system. Many facilities carry two circuits on the same infrastructure.
b)	91 substations operated by Hydro-Québec TransÉnergie and 11 by Hydro-Québec Distribution.
c)	2,040 miles of lines operated by Hydro-Québec TransÉnergie and 169 miles by Hydro-Québec Distribution.

In 1997, Hydro-Québec TransÉnergie opened access to its transmission grid in accordance with the Hydro-Québec Open Access Transmission Tariff. Consequently, electricity distributors, producers and marketers in and outside Québec have the option to enter into transactions with distributors, producers and marketers to buy or sell electricity and to wheel in, wheel out or wheel through Hydro-Québec TransÉnergie’s transmission grid at specified rates.

Hydro-Québec TransÉnergie’s Direction – Contrôle des mouvements d’énergie (System Control Unit) is responsible for energy dispatching, power flow supervision and system security monitoring. Hydro-Québec TransÉnergie’s transmission system is linked through interconnections with other major power systems in Canada (Ontario, New Brunswick and Churchill Falls) and the northeastern United States (New York and New England).

The following table shows existing interconnection capacity with neighboring systems outside Québec as at December 31, 2015. Available transfer capacities are posted on the OASIS (Open Access Same-Time Information System) website.

INTERCONNECTIONS WITH NEIGHBORING SYSTEMS OUTSIDE QUÉBEC

		Maximum Export Capacity	Maximum Import Capacity	Voltage
		(MW)	(MW)	(kV)
CANADA	Ontario	2,705	1,970	120 and 230
	New Brunswick	1,029	785	230, 315 and 345
	Churchill Falls	–	5,150	735

UNITED STATES	New York	1,999	1,100	120 and 765
	New England	2,275	2,170	120 and ±450

DISTRIBUTION

Hydro-Québec Distribution provides a secure, reliable supply of electricity and related services to the Québec market. To fulfill this responsibility, Hydro-Québec Distribution relies primarily on the Heritage Pool Electricity supplied by Hydro-Québec Production. Hydro-Québec Distribution also purchases additional electricity under market conditions by issuing calls for tenders from suppliers in the market (see “Regulatory Framework – Energy Board Act”).

Our distribution system is comprised of 72,239 miles of medium voltage lines (almost exclusively 25 kV), as well as 65,034 miles of low voltage lines. Approximately 10% of all such lines are underground.

Hydro-Québec Distribution sells to a wide range of customers, from large industrial users, which accounted for 31.6% of sales volume in 2015, to residential customers, which represented 38.9% of sales volume in the same period. Revenues are also derived from sales to commercial, institutional and small industrial customers as well as distributors operating municipal electric systems.

Hydro-Québec Distribution has developed some flexibility in the management of our system and currently has 1,288 MW of interruptible power and 600 MW of concurrent peak-saving capacity in our residential dual-energy market.

Hydro-Québec Distribution has entered into special agreements with six industrial customers for whom electricity costs represent a substantial proportion of total production costs. Some of these agreements provide for the sale, on a long-term basis, of firm energy at prices that vary in accordance with a formula based on the market price of aluminum. We manage the exposure to fluctuations in aluminum prices resulting from these contracts by entering into financial transactions, such as futures or swaps (see “Note 15 to the 2015 Consolidated Financial Statements”). In 2015, deliveries under these agreements accounted for 45.0% of the total energy deliveries to large industrial users.

Hydro-Québec Distribution relies on various sources to supply the Québec market. Hydro-Québec Distribution relies primarily on the Heritage Pool Electricity of 165 TWh, which it purchases from Hydro-Québec Production, and also issues short- and long-term calls for tenders. For requirements of less than three months, it may also buy electricity directly on the market, without tendering, under an authorization granted by the Régie de l’énergie (the “Energy Board”). For unforeseen needs that cannot be met otherwise, it relies on a framework agreement with Hydro-Québec Production, also approved by the Energy Board, that covers the period from January 1, 2014, to December 31, 2016.

Further to calls for tenders issued since 2002, Hydro-Québec Distribution signed five contracts with Hydro-Québec Production for the supply of 1,100 MW (two contracts totaling 600 MW over a 20-year period beginning in March 2007 and three contracts totaling 500 MW over a 20-year period beginning in December 2018) and 70 contracts with 61 independent producers for the supply of more than 4,600 MW (including 3,711 MW of wind-generated electricity) for deliveries beginning between 2006 and 2018. Hydro-Québec Production also has long-term contracts with independent producers (see “Generation – Electricity Purchases”).

The following table summarizes these contracts as at December 31, 2015.

LONG-TERM CONTRACTS AWARDED

Type of power	Number of Contracts		Capacity (MW)	Starting Date	Expiry Date

Hydroelectric	7	In service	664	2007-2015	2027-2035
	6	Under development	542	2016-2018	2036-2038

Natural gas cogeneration	1	In service	507	2006	2026

Wind	31	In service	3,048	2006-2015	2026-2035
	7	Under development	663	2016-2017	2036-2042

Forest biomass cogeneration	11	In service	219	2007-2015	2023-2040
	8	Under development	115	2016-2018	2037-2043

Biomass cogeneration	3	In service	20	2012	2032-2037
	1	Under development	5	2016	2041
	75		5,783

Hydro-Québec Distribution manages its flexible and diversified energy portfolio to deal with fluctuations in demand. Every three years, Hydro-Québec Distribution prepares a supply plan covering the next 10 years. This supply plan presents forecasts of Hydro-Québec Distribution’s customers’ electricity requirements, taking into account energy efficiency measures, along with the various means that Hydro-Québec Distribution intends to use to ensure a secure supply of electricity for Québec. The Electricity Supply Plan 2014-2023 was filed with the Energy Board in November 2013 and a final decision was issued in February 2015. The first progress report of the Electricity Supply Plan 2014-2023 was filed in November 2014 and the second report was filed in October 2015. The Electricity Supply Plan 2017-2026 is expected to be filed with the Energy Board by November 2016.

In 2015, Hydro-Québec Distribution took various measures to ensure balance between supply and demand in Québec, including:

-	In April 2015, the Energy Board approved three contracts totaling 446.4 MW signed at the end of 2014 after a call for tenders issued on December 18, 2013 for the purchase of up to 450 MW of wind power generated in Québec;

-	In March 2015, Hydro-Québec Distribution issued a call for tenders for the purchase of 500 MW over 20 years of firm capacity and associated energy to meet the long-term electricity needs of its Québec customers. Three contracts, beginning in December 2018, were signed with Hydro-Québec Production in August 2015 and were approved by the Energy Board in December 2015;

-	Further to a call for tenders issued in July 2015, a three-year contract for wind integration services beginning no later than October 1, 2016 is expected to be filed for approval with the Energy Board in 2016;

-	An agreement for the suspension of electricity production at TransCanada Energy’s Bécancour generating station for the years 2014 to 2018 was approved by the Energy Board in May 2014 (the accounting for this agreement is described in “Note 3 to the 2015 Consolidated Financial Statements” under “Regulatory Assets – Costs related to a suspension agreement”); and

-	Hydro-Québec Distribution made 1.0 TWh of short-term transactions in 2015.

Additional calls for tenders could be made in the coming years in order to maintain this balance (see “Regulatory Framework –Energy Board Act”).

ELECTRICITY RATES

Under the applicable provisions of the Energy Board Act, rates are fixed or modified by the Energy Board (see “Regulatory Framework –Energy Board Act”). Rates are fixed to allow recovery of authorized service costs, including estimated supply costs, and a reasonable rate of return on shareholder’s equity.

In March 2016, the Energy Board authorized an electricity rate increase of 0.7% applicable to all customers except for Rate L customers, for which the rate will remain unchanged. The new rates are effective as of April 1, 2016.

The following table shows the rate change which took effect in each year and the average rate increase (decrease) for the year, from 2011 to 2016, as well as annual inflation rates:

	2011	2012	2013	2014	2015	2016
Rate increase (decrease) as of April 1	(0.41)%	(0.45)%	2.41%	4.27%[a]	2.86%[a]	0.7%[a]
Average rate increase (decrease) from January 1 to December 31	(0.2)%	(0.4)%	1.7%	3.8%[b]	3.2%[b]	1.2%[b]
Inflation Rate[c]	2.9%	1.5%	0.9%	2.0%	1.1%	2.0%[d]

a)	Excluding Rate L, for which the increase is 3.45% in 2014, 2.49% in 2015 and 0% in 2016.
b)	Excluding Rate L.
c)	Canadian Consumer Price Index for the calendar year.
d)	Estimate.

ELECTRICITY SALES AND REVENUE

The following table summarizes consolidated electricity sales and revenue in Québec, by segment of customers, for the years 2011 through 2015.

ELECTRICITY SALES AND REVENUE

	Years ended December 31
	2011	2012	2013	2014	2015
	(in GWh)
Electricity Sales[a]
In Québec, by segment
Residential	62,402	61,956	65,983	68,074	66,558
Commercial, institutional and small industrial	43,683	43,775	44,620	45,189	45,335
Large industrial	58,210	56,875	56,855	55,738	54,200
Other	5,671	5,795	5,818	5,222	5,170
Total Electricity Sales	169,966	168,401	173,276	174,223	171,263
	(in millions of dollars)
Revenue from Electricity Sales[a]
In Québec, by segment
Residential	$4,508	$4,452	$4,825	$5,162	$5,222
Commercial, institutional and small industrial	3,377	3,370	3,504	3,657	3,774
Large industrial	2,533	2,317	2,439	2,389	2,350
Other	302	303	317	308	316
Total Revenue from Electricity Sales	$10,720	$10,442	$11,085	$11,516	$11,662
	(as at December 31)
Number of Customer Accounts
In Québec, by segment
Residential	3,731,047	3,777,196	3,821,012	3,857,782	3,890,956
Commercial, institutional and small industrial	313,468	314,895	316,585	317,671	319,294
Large industrial	189	188	186	183	181
Other	4,004	3,988	4,207	4,214	4,290
Total Customer Accounts	4,048,708	4,096,267	4,141,990	4,179,850	4,214,721

a)	Data related to continuing operations.

Note:	The data for 2015 and 2014 are presented according to U.S. GAAP, while the data for prior years are presented according to Canadian GAAP, as published in the annual report on Form 18-K for the fiscal year ended December 31, 2014. As two different financial reporting frameworks are used in the above table, the financial information may not be directly comparable.

CONSTRUCTION

The Construction segment includes activities related to the projects carried out by Hydro-Québec Équipement et services partagés and SEBJ.

Hydro-Québec Équipement et services partagés is responsible for construction and refurbishment projects throughout Québec, except in the territory governed by the JBNQ Agreement. SEBJ builds generating facilities in the territory governed by the JBNQ Agreement (north of the 49th parallel) and may also carry out certain projects elsewhere in Québec and outside the province.

As engineering, construction and environmental specialists, Hydro-Québec Équipement et services partagés and SEBJ offer Hydro-Québec Production and Hydro-Québec TransÉnergie a variety of services needed for draft-design studies, impact assessments and other undertakings in the context of energy-related projects. These services include technical and scientific surveys, planning, cost estimates, design, architecture, geomatics and quality control.

CORPORATE AND OTHER ACTIVITIES

Corporate activities include the Financial Management and Control Group, the Corporate Affairs and General Secretariat Vice Presidency, the Financing, Treasury and Pension Fund Vice Presidency, which oversees our subsidiary Hydro-Québec International Inc. (“HQI”), and the Human Resources Vice Presidency. Other activities include the Corporate Development, Strategic Planning and Innovation Group, the Information and Communication Technologies Vice Presidency and the Shared Services Unit, which reports to Hydro-Québec Équipement et services partagés.

The following are under the supervision of the Corporate Development, Strategic Planning and Innovation Group:

●	Hydro-Québec CapiTech inc. (“Hydro-Québec CapiTech”) (wholly-owned; a venture capital company investing in businesses that provide energy-related high-technology products and services);

●	Hydro-Québec IndusTech inc. (“Hydro-Québec IndusTech”) (wholly-owned; the corporation’s mission is to partner with the private sector in industrializing and marketing technologies resulting from our research activities); and

●	Institut de recherche d’Hydro-Québec (“IREQ”) (our energy-technology research and development division).

CORPORATE OUTLOOK

DEVELOPMENT STRATEGY

We expect to release our Strategic Plan 2016–2020 during 2016. The plan is expected to address four main priorities, namely improving customer service, proactive internal and external communications, productivity and growth.

We plan to invest approximately $3.9 billion in 2016, most of which would be allocated to the operations of Hydro-Québec TransÉnergie ($1.9 billion) and Hydro-Québec Production ($1.1 billion). More than half of our investments are expected to be earmarked for facility maintenance and improvements. The remainder is expected to go toward growth and development activities.

Hydro-Québec Production intends to continue its work on the Romaine complex jobsites in the course of developing Québec’s hydroelectric potential. Two of the four generating stations in this major project, Romaine-2 and Romaine-1, were commissioned in 2014 and 2015, respectively. The other two are expected to be phased in by 2020. In addition, the division plans to continue investing to ensure the long-term operability of its facilities and optimize their efficiency.

Hydro-Québec TransÉnergie intends to devote a large part of its investments to the 735-kV Chamouchouane–Bout-de-l’Île project, connecting the Romaine complex as part of the expansion of the transmission system in the Minganie region and bringing the Mesgi’g Ugju’s’n (Rivière-Nouvelle) wind farm onto the grid. The division also plans to continue investing in facility maintenance and improvement activities to ensure the reliability and long-term operability of its transmission assets and to enhance service quality. Amongst other initiatives, there is the ongoing plan to develop the transmission system on the island of Montréal, which includes the construction of the new Fleury and De Lorimier substations and their 315-kV tap lines.

Hydro-Québec Distribution intends to continue to deliver reliable power and high-quality services to Québec customers. It plans to make further investments to handle the growth of the Québec customer base and to maintain and improve the quality of its facilities. In addition, with the intent of enhancing service quality, it also plans to expand the range of online self-serve options to make it easier for customers to manage their accounts.

WATER-POWER ROYALTIES

As stipulated in the Watercourses Act (Québec), Hydro-Québec Production pays the same statutory royalties as those paid by private producers of hydro-electricity in Québec. These water-power royalties, earmarked for the Government’s Generations Fund, consist of a statutory royalty for the electricity delivered during the year and a contractual royalty payable pursuant to the contract awarded for the operation of a generation station.

For 2016, these royalties, indexed annually to the Consumer Price Index, consist of:

●	a statutory royalty of $3.16 ($3.12, $3.07 and $3.04, for 2015, 2014 and 2013, respectively) per thousand kilowatt-hours of electricity produced; and

●	a contractual royalty of $0.74 ($0.73, $0.72 and $0.71, for 2015, 2014 and 2013, respectively) per thousand kilowatt-hours of electricity produced.

These royalties totaled $654 million in 2015, $651 million in 2014 and $669 million in 2013.

Note:	The data for 2015 and 2014 are presented according to U.S. GAAP, while the data for prior years are presented according to Canadian GAAP, as published in the annual report on Form 18-K for the fiscal year ended December 31, 2014. As two different financial reporting frameworks are used in the above data, the financial information may not be directly comparable.

CAPITAL INVESTMENT PROGRAM

The capital investment program includes capital expenditures for fixed and intangible assets. The following table is a summary of our capital investments affecting cash for the years 2011 through 2015. The table also includes estimates for the year 2016. In 2016, capital investments in fixed and intangible assets are estimated at $3,889 million.

CAPITAL INVESTMENTS AFFECTING CASHa

	2011		2012		2013		2014[b]	2015	Estimated 2016

	(millions of dollars)
Fixed and Intangible Assets
Generation	$1,467		$1,511		$1,381		$1,204	$957	$1,109
Transmission[c]	1,292		1,423		1,915		1,623	1,587	1,914
Distribution	950	[d]	874	[d]	882	[d]	825	756	667
Construction	5		4		5		11	1	10
Corporate and Other Activities	100		120		152		152	139	189
Total Investments	$3,814		$3,932		$4,335		$3,815	$3,440	$3,889
a)	The data for 2016, 2015 and 2014 are presented according to U.S. GAAP, while the data for prior years are presented according to Canadian GAAP, as published in the annual report on Form 18-K for the fiscal year ended December 31, 2014. As two different financial reporting frameworks are used in the above table, the financial information may not be directly comparable.
b)	Comparative figures for 2014 have been restated to conform to U.S. GAAP.
c)	Includes sub-transmission facilities.
d)	Including Energy Efficiency Programs.

In 2015, we continued working on the Romaine complex jobsites in the course of developing Québec’s hydroelectric potential. The Romaine-1 generating station (270 MW), which was completed eight months ahead of schedule, has been producing electricity since November 2015. The Romaine-2 (640 MW) was commissioned in 2014. The 28-km (17.4-mile) line connecting Romaine-1 to Romaine-2 was completed and the 315-kV section of the Romaine-1 substation has been energized. At the Romaine-3 site (395 MW), several milestones were reached during the year, including excavation of the generating station and headrace structures. The outer shell of the generating station was completed in mid-December 2015. Concreting is under way on the generating station and intake. Fabrication of the generating units made steady progress and the first parts have been delivered to the site. Work is proceeding on the dam with the intent of bringing the generating facility on stream in 2017. We completed geological and geotechnical investigations at the Romaine-4 site (245 MW) in order to determine an exact location for each structure.

The Chamouchouane–Bout-de-l’Île project calls for the construction of a 735-kV line extending more than 400 km (248 miles) from Chamouchouane substation, in the Lac-Saint-Jean region, to the future Judith-Jasmin substation, in Lanaudière. It also includes relocating a short segment of existing 735-kV line to Bout-de-l’Île substation, in Montréal. Clearing began on the line right-of-way in fall 2015. This new 735-kV line is expected to boost transmission capacity to load centres, which are concentrated in southern Québec, and to reinforce supply to the Montréal region. It should also reduce transmission losses and increase operating flexibility for the main 735-kV system.

In addition, we plan to continue investing to ensure the reliability and long-term operability of our facilities and optimize their efficiency as well as to enhance service quality.

Allocation of Capital Expenditures for the Generation, Transmission and Distribution Business Segments

The following tables summarize the allocation of estimated capital expenditures for 2016 among our three major business segments:

GENERATION BUSINESS SEGMENT

	Available Power	Planned Date of Operation	Estimated Capital Expenditures 2016
	(MW)		(millions of dollars)
ASSET SUSTAINMENT AND OPTIMIZATION
Refurbishment and refitting of generating stations	–	Continuous program	$ 487

HYDROELECTRIC DEVELOPMENT PROJECTS
Romaine complex	1,550	2014-2020	565
Other generation projects	–	–	57
			622
Total			$ 1,109

TRANSMISSION BUSINESS SEGMENTa

	Planned Date of Operation	Estimated Capital Expenditures 2016
		(millions of dollars)

ASSET SUSTAINMENT AND OPTIMIZATION
Reliability and Long-Term Operability	Continuous program	$ 1,124

SYSTEM GROWTH PROJECTS
Expansion of transmission system in Minganie	2014-2020	217
Chamouchouane-Bout-de-l’Île 735-kV line	2014-2018	117
Mesgi’g Ugju’s’n (Riviève-Nouvelle) wind farm (150 MW)	2014-2017	105
Other		351
		790
Total		$ 1,914

a)	Includes sub-transmission facilities.

DISTRIBUTION BUSINESS SEGMENTa

Estimated Capital Expenditures 2016
(millions of dollars)

ASSET SUSTAINMENT AND OPTIMIZATION
Reliability and Long-Term Operability	$ 360

DEVELOPMENT PROJECTS	307
Total	$ 667

a)	Includes investments in distribution facilities and investments in generation and transmission facilities of our off-grid systems.

Cash Requirements

The total estimated cash requirements for 2016 are approximately $8.2 billion, broken down as follows: approximately $3.9 billion for capital investments, approximately $1.9 billion for long-term debt repayment and sinking fund redemption and approximately $2.4 billion for the payment of the dividend declared for 2015. Our self-financing ratio (defined as cash flows from operating activities less dividend paid, divided by the sum of cash flows from investing activities, excluding net disposal or acquisition of short-term investments, and repayment of long-term debt) is expected to be 53.5% in 2016, compared to 82.8% in 2015.

REGULATORY FRAMEWORK

Hydro-Québec Act

Under the provisions of the Hydro-Québec Act, we are mandated to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy.

Under the Hydro-Québec Act, the Government is entitled to declare a dividend from Hydro-Québec when certain financial criteria are met (see “Note 16 to the 2015 Consolidated Financial Statements”). Our dividend policy is to distribute 75% of our net income.

Energy Board Act

The Act respecting the Régie de l’énergie (the “Energy Board Act”), enacted in 1996, grants the Energy Board exclusive authority to fix or modify our rates and conditions for the transmission and distribution of electric power in Québec. Hydro-Québec TransÉnergie and Hydro-Québec Distribution’s activities in Québec are therefore regulated. Under this legislation, rates are set by reasoned decision of three commissioners after public hearings. Moreover, the Energy Board Act stipulates that rates are determined on a basis that allows for recovery of the cost of service including a reasonable return on the rate base.

The Energy Board consists of seven full-time members appointed by the Government and, in the exercise of its functions, is charged with reconciling the public interest, consumer protection and the fair treatment of the electric power carrier and of distributors.

Under the Energy Board Act, we have been granted exclusive rights for the distribution of electric power throughout Québec, excluding the territories served by distributors operating a municipal or private electric system as of May 13, 1997.

The Energy Board has the authority to:

●	fix, or modify, after holding public hearings, our rates and conditions for the transmission and distribution of electric power;

●	approve our electric power supply plan;

●	designate a reliability coordinator for Québec and adopt the reliability standards submitted by the designated reliability coordinator;

●	authorize our transmission and distribution investment projects;

●	approve our distribution commercial programs; and

●	rule upon complaints from customers concerning rates or services.

The Energy Board Act was amended in 2010 to allow a gradual increase of the cost of the Heritage Pool Electricity starting in 2014. The Energy Board Act was subsequently amended by replacing the gradual increases of the average cost of the Heritage Pool Electricity with the indexation of the average cost of the Heritage Pool Electricity.

Generation

The Energy Board’s jurisdiction does not extend to generation.

Transmission

Transmission rates and service conditions are subject to approval by the Energy Board.

In March 2016, the Energy Board approved the transmission rates, effective January 1, 2016, as follows: $72.25/kW/year for firm long-term point-to-point transmission service and an amount payable for the native load transmission service of $2,743.6 million per year. The authorized revenue for rate setting purposes totaled $3,112.6 million for short- and long-term point-to-point transmission services and native load.

The Direction – Contrôle des mouvements d’énergie (System Control Unit) of Hydro-Québec TransÉnergie is the designated Reliability Coordinator for Québec by the Energy Board.

Distribution

Electricity required to meet Québec’s needs in excess of the Heritage Pool Electricity must be purchased through a competitive bidding process. Purchase contracts for electricity in excess of the Heritage Pool Electricity are subject to the approval of the Energy Board.

In July 2015, Hydro-Québec Distribution filed with the Energy Board an application for a rate increase, beginning April 1, 2016, of 1.9% for all customers except Rate L customers, for which the increase was 1.2%. In December 2015, Hydro-Québec Distribution filed with the Energy Board a revised rate increase of 1.7% for all customers except Rate L customers, for which the requested adjustement was 1.0%.

In March 2016, the Energy Board authorized an electricity rate increase of 0.7% applicable to all customers except for Rate L customers, for which the rate will remain unchanged.

National Energy Board Act

Our exports of electric power are subject to the National Energy Board Act which provides that a permit or license must be obtained from the National Energy Board of Canada (the “National Board”) for such exports. We hold the following permits for short-term exports (contracts of five years or less):

●	one permit expiring on December 31, 2020 authorizing us to export annually up to 30 TWh of combined firm and interruptible energy to the United States;

●	one permit granted to our subsidiary, HQEM, expiring on April 7, 2019. This permit authorizes HQEM, as a power marketer, to export annually up to 30 TWh of firm and interruptible energy and up to 6,000 MW of power from interconnections located in other provinces.

Each of these permits allows us to take advantage of the spot market in the United States; however, long-term export contracts (more than five years) require prior issuance of specific permits or licenses by the National Board.

The National Board also regulates international power lines and we operate our interconnections with the United States in accordance with the terms and conditions of Certificates of Public Convenience and Necessity issued by the National Board.

Environmental Regulation

Our activities are subject to federal and provincial environmental laws and regulations, and, to some extent, municipal by-laws.

Before beginning new construction, our projects are subject to environmental impact assessment studies as well as information and consultation processes. The studies are submitted for review and approval by government departments and agencies responsible for issuing governmental authorizations. In some instances, the approval process includes public hearings by an independent body.

Environmental protection is a central concern of Hydro-Québec. Most activities that have an impact on the environment are governed by ISO 14001–certified environmental management systems. ISO 14001 is the environmental management standard of the International Organization for Standardization. In addition, every year, we review our management of environmental issues and publish a Sustainability Report.

The Government adopted the Sustainable Development Act (the “Sustainable Act”) in April 2006 and the Government Sustainable Development Strategy covering the period 2015-2020 (the “Government Strategy”) in 2015. As a Government-owned corporation, we are subject to the Sustainable Act and the Government Strategy and we published our own Sustainable Development Action Plan, covering the period 2015-2020 in July 2015.

LITIGATION

Innus of Uashat mak Mani-Utenam

On December 30, 2003, representatives of the Innus of Uashat mak Mani-Utenam (the “Uashaunnuat”) instituted an action against the Attorney-General of Canada, the Attorney-General of Québec and us (Superior Court, no 200-17-004196-036) seeking judicial recognition of their aboriginal rights and of their unextinguished Indian title over certain areas of land in Québec. Plaintiffs who claim not to be parties to the 1975 James Bay and Northern Québec Agreement (the “Agreement”) allege that the Agreement and certain federal and provincial laws are illegal, inoperative, unconstitutional and not binding upon the plaintiffs. The plaintiffs seek various orders, including rendering of accounts and revenue sharing for the unlawful use and management of the lands, notably in respect of hydroelectric facilities on these lands, and awarding damages from Canada, Québec and us, jointly and severally, in an amount of up to $1.5 billion (subject to further increase by the plaintiffs).

On May 7, 2010, the Uashaunnuat filed a motion before the Superior Court of Québec seeking an interlocutory injunction against the Attorney-General of Canada, the Attorney-General of Québec and us (Superior Court, no 500-17-050868-093) regarding, amongst other issues, our proposed construction of transmission lines to connect the Romaine River hydroelectric complex to our grid which, according to the Uashaunnuat, is being undertaken in violation of their ancestral rights on their alleged ancestral territory. In addition, the Uashaunnuat are raising various procedural claims relating to the environmental review conducted with respect to this project.

In April 2014, the parties agreed to suspend these legal proceedings (Superior Court, no 200-17-004196-036 and Superior Court, no 500-17-050868-093) given the ongoing settlement discussions. Regarding the action no 500-17-050868-093, the majority of Innu plaintiffs voluntarily withdrew their motion on March 27, 2015. On February 23, 2016, the Superior Court dismissed the motion with respect to the remaining applicants. However, an appeal of the decision was filed by the remaining applicants on March 24, 2016.

Innus of Pessamit

In November 2006, the Innus of Pessamit re-activated an action which was filed in 1998 against the Attorney-General of Canada, the Attorney-General of Québec and us (Superior Court, no 500-05-039472-988) seeking judicial recognition of their aboriginal rights and title over certain areas of land in Québec where our Manicouagan-Outardes hydroelectric facilities are located. By amendment, this community attempted to increase its initial claim of $500 million to $10.8 billion and to add annual compensation payments of $657 million from us. The request for amendment was rejected by Québec’s Superior Court and Court of Appeal in 2011. The case concerning the initial amount of $500 million remains outstanding. With the Attorney-General of Québec, we are challenging the legitimacy of this claim. At the request of the Innus of Pessamit, this file has been suspended until January 2017.

CF(L)Co

On February 23, 2010, CF(L)Co instituted proceedings against us (Superior Court, no 500-17-056518-106) seeking the modification, as of November 30, 2009, of the pricing terms under the 1969 Power Contract (see “Generation Operations – Electricity Purchases”) by increasing the pricing terms payable by us to CF(L)Co. Alternatively, CF(L)Co is seeking the cancellation of the 1969 Power Contract with effect six months from the date of judgment. The 1969 Power Contract was already contested on two prior occasions before the courts and the Supreme Court of Canada dismissed those proceedings. The hearing took place in the fall of 2013. On July 24, 2014, the Superior Court of Québec rendered its decision dismissing CF(L)Co’s request and confirming Hydro-Québec’s rights under the 1969 Power Contract. On August 25, 2014, CF(L)Co. filed an appeal before the Québec Court of Appeal (no 500-09-024690-141). This appeal will be heard in late April 2016.

On July 22, 2013, we instituted proceedings against CF(L)Co before the Superior Court of Québec to determine the interpretation of two essential rights, which are provided in the 1969 Power Contract. A decision of the Quebec Superior Court is expected in summer 2016.

EMPLOYEES

We had 19,794 employees as at December 31, 2015 composed of 17,475 permanent employees and 2,319 temporary employees. These numbers do not include employees of our subsidiaries and joint ventures. Unionized employees represent 84.7% of our work force.

Eight collective agreements govern the working conditions of our unionized employees and they all extend to 2018 or 2019.

MANAGEMENT’S DISCUSSION AND ANALYSIS

This Management’s Discussion and Analysis should be read in conjunction with our consolidated financial statements and the notes thereto. On January 1, 2015, we adopted U.S. generally accepted accounting principles as the framework for accounting and presentation of financial information, and the 2014 comparative data have been restated according to this new framework. In addition, these consolidated financial statements take into account the decisions handed down by the Energy Board with respect to the transmission and distribution of electricity.

The financial information and tabular amounts presented herein are expressed in Canadian dollars, unless otherwise indicated.

This analysis contains statements based on estimates and assumptions concerning future results and the course of events. Given the risks and uncertainties inherent in any forward-looking statements, our actual future results could differ from those anticipated. Finally, the information contained herein takes into account any significant event that occurred on or before the date of publication of this Annual Report.

OVERVIEW

For a second consecutive year, our net income exceeded the $3-billion mark, totaling $3,147 million. Thanks to this good result, due mainly to a significant increase in net electricity exports, we expect again to be able to pay a substantial dividend to our shareholder, the Government. For 2015, the dividend amounts to $2,360 million.

EXPORTS

The deployment of our sales strategy, combined with our management of generating and transmission equipment, enabled us to capitalize on business opportunities on external markets. Net electricity exports increased by 3.9 TWh compared to 2014 to a total of 29.3 TWh, contributing $902 million to net income. Reservoir storage reached the historic level of 126.9 TWh as at December 31, 2015.

INVESTMENTS

The investment program totaled $3,440 million, due mainly to the continuation of major projects in the generation and transmission segments. At the Romaine hydroelectric complex, we reached an important milestone at year end with the commissioning of the two units at Romaine-1 generating station (270 MW) and the connection of the station to the grid. The first unit was assembled in less than 12 months and the Romaine-1 development was completed ahead of the original schedule.

Another component of this project, Romaine-2 generating station (640 MW), was completed in 2014; as soon as it was commissioned, it began to help meet demand from Québec customers during the 2015 peak winter periods.

In the distribution segment, we completed the large-scale rollout of the advanced metering infrastructure, which included installing some 3.7 million next-generation meters on customer premises throughout Québec. Finishing up on budget and three years ahead of schedule, this project is already helping us to increase our productivity, to offer new services and optimize the management of our distribution network, and thus is having a positive impact on electricity rates for all Québec customers. It reflects our resolve to enhance both our operating efficiency and the quality of our customer services.

CONTRIBUTION TO PUBLIC FINANCES

Thanks to the net income recorded in 2015, we will be able to pay a $2,360-million dividend to the Government. This dividend is in addition to the other sums paid to the government during the year, including $654 million in water-power royalties, $268 million in public utilities tax and $205 million in guarantee fees related to debt securities.

CONSOLIDATED RESULTS

NET INCOME

In 2015, we posted net income of $3,147 million, compared to $3,325 million in 2014. Hydro-Québec Production’s net electricity exports grew by $118 million. However, this increase was offset by two factors, namely a $202-million decrease in supplies provided by Hydro-Québec Production to Hydro-Québec Distribution, and a $120-million increase in depreciation and amortization expense.

REVENUE

Revenue totaled $13,754 million, or $102 million more than in 2014. Revenue from electricity sales increased by $217 million to $13,362 million. Sales in Québec accounted for $11,662 million of this amount, an increase over the $11,516 million recorded in 2014. On markets outside Québec, revenue from electricity sales was $1,700 million, an increase of $71 million. Other revenue amounted to $392 million, compared to $507 million in 2014.

Revenue from Québec electricity sales grew by $146 million. The April 1, 2014 and 2015 rate adjustments, approved by the Energy Board and made to permit cost of service recovery, led to a $336-million increase in revenue. This increase was partially offset, however, by a $187-million decrease due to lower demand. The very cold temperatures in first quarter 2015, which were on average 5°C below the seasonal normal, pushed sales up by $125 million. This increase was counterbalanced, however, by a $109-million decrease resulting from the exceptionally mild temperatures recorded during the fourth quarter, especially in December, when temperatures were on average 6°C higher than normal.

Revenue from electricity sales on markets outside Québec increased by $71 million due to growth in Hydro-Québec Production’s export revenue. This rise is attributable to higher volume and the impact of the Canadian dollar’s depreciation, given that the vast majority of export sales are denominated in U.S. dollars. These elements were mitigated by the effect of lower prices on energy markets.

Other revenue decreased by $115 million to total $392 million, mainly because supply costs incurred in winter 2015 for electricity in excess of the heritage pool were lower than the previous year on account of market conditions.

EXPENDITURE

Total expenditure was $8,158 million, compared to $7,902 million in 2014.

Operating expenses amounted to $2,527 million, compared to $2,366 million in 2014, in particular because of the impact of inflation and indexing. The increase is also attributable to growth in operations, related among other things to the commissioning of Romaine-2 generating station at the end of 2014 and the expansion of our transmission and distribution systems. Furthermore, our resolve to enhance service quality and reliability for all customers led us to step up our maintenance activities.

Electricity and fuel purchases totaled $1,938 million, a $30-million decrease compared to 2014. This change is due to a $90-million reduction in Hydro-Québec Production’s supply costs, owing in particular to a decrease in short-term electricity purchases made by the division as part of its business operations outside Québec. Third-party supplies purchased by Hydro-Québec Distribution increased by $68 million, primarily on account of wind power and biomass energy purchases, which increased by $189 million and $44 million, respectively, and which were offset by a $151-million reduction in short-term market purchases on account of market conditions. In addition, fuel oil purchases for off-grid generating stations decreased by $25 million.

Depreciation and amortization expense amounted to $2,713 million, an increase of $120 million compared to 2014 that is partly due to the commissioning of property, plant and equipment, notably the two units at Romaine-2 generating station at the end of 2014, and the rollout of the advanced metering infrastructure.

Taxes were $980 million, comparable to the $975 million posted in 2014.

Financial expenses totaled $2,449 million in 2015, compared to $2,425 million in 2014.

	2015	2014
OPERATIONS AND DIVIDEND ($M)
Revenue	13,754	13,652
Operating income	5,596	5,750
Net income	3,147	3,325
Dividend	2,360	2,535
BALANCE SHEETS ($M)
Total assets	75,199	73,108
Property, plant and equipment	61,558	60,413
Long-term debt, including current portion and perpetual debt	45,983	44,752
Equity	19,475	17,961
FINANCIAL RATIOS
Interest coverage[a]	2.20	2.23
Return on equity from continuing operations (%)[b]	14.9	16.1
Profit margin (%)[c]	22.9	24.4
Capitalization (%)[d]	30.1	28.9
Self-financing (%)[e]	82.8	56.4

a)	Sum of operating income and net investment income divided by interest on debt securities.
b)	Income from continuing operations divided by average equity less average accumulated loss from discontinued operations for prior years and average accumulated other comprehensive income. For 2015 and 2014, average equity less average accumulated loss from discontinued operations for prior years and average accumulated other comprehensive income amounted to $21,091 million and $20,602 million, respectively. We did not record any amount with respect to discontinued operations in 2015 or 2014, such that net income corresponds to income from continuing operations.
c)	Net income divided by revenue.
d)	Equity divided by the sum of equity, long-term debt, current portion of long-term debt, perpetual debt, borrowings and derivative instrument liabilities, less derivative instrument assets and sinking fund.
e)	Cash flows from operating activities less dividend paid, divided by the sum of cash flows from investing activities, excluding net disposal or acquisition of short-term investments, and repayment of long-term debt.

  Note: Comparative figures for 2014 have been restated to conform to U.S. GAAP.

CASH AND CAPITAL MANAGEMENT

OPERATING ACTIVITIES

Cash flows from operating activities totaled $6.2 billion in 2015, compared to $5.9 billion in 2014. These funds were used to pay the dividend for 2014 and to finance a large portion of the investment program, among other things.

INVESTING ACTIVITIES

In 2015, we invested $3.4 billion in property, plant and equipment and intangible assets, compared to $3.8 billion in 2014. Of this total, $1.7 billion was invested in development projects and $1.7 billion in maintaining or improving asset quality.

Hydro-Québec Production’s investments totaled $957 million. A large portion of this amount, $663 million, was devoted to development activities, mainly the ongoing construction of the Romaine hydroelectric complex. The amounts allocated to asset maintenance and improvement totaled $294 million. For instance, refurbishment continued at Beauharnois, Les Cèdres and Rapides-des-Quinze generating stations.

Capital spending at Hydro-Québec TransÉnergie totaled $1,587 million in 2015. Of this amount, $727 million was used to connect new hydroelectric and wind power facilities to the grid and increase transmission capacity. Projects included the completion of the 315-kV section of Romaine-1 substation and the 315-kV line connecting it to Romaine-2 substation, and continued deployment of the 735-kV Romaine-4–Montagnais line, as part of the expansion of the transmission system in the Minganie region. The division also launched construction of a line extending more than 400 km (248 miles) between Chamouchouane substation, in the Lac-Saint-Jean region, and the future Judith-Jasmin substation in the outskirts of Montréal, and continued to bring output onto the grid from the wind farms built following Hydro-Québec Distribution’s 2005 and 2009 calls for tenders (for 2,000 MW and 289.9 MW, respectively). Investments of $860 million were also made in transmission asset sustainment and reliability, which mainly involved replacing equipment and modernizing facilities.

Hydro-Québec Distribution invested $756 million, mainly to handle its growing customer base, ensure the long-term operability of the distribution system and enhance service quality. Of this amount, $228 million was allocated to the advanced metering infrastructure, whose large-scale rollout was completed in fall 2015.

Hydro-Québec Équipement et services partagés and Société d’énergie de la Baie James carry out engineering, construction and refurbishment projects for Hydro-Québec Production and Hydro-Québec TransÉnergie.

FINANCING ACTIVITIES

The depreciation of the Canadian dollar led to net cash receipts of $1.8 billion under credit risk mitigation agreements signed by the company. As a result, we did not carry out any public financing activities in 2015.

SOURCES OF FINANCING

Type of financing	Amount authorized by the Board of Directors	Market	Outstanding as at December 31, 2015
Operating credit lines	C$ or US$1,000 million[a]		–
Credit facility[b]	US$2,000 million[c]		–
Commercial paper[b]	US$3,500 million or equivalent in C$	United States or Canada	C$8.5 million
Medium-term notes[b]	US$3,000 million or equivalent in other currencies C$20,000 million or equivalent in US$	United States Canada	US$340 million[d] C$12,202 million[d]

a)	Of this amount, available balances of US$200 million and $247 million in Canadian or U.S. dollars are covered by operating credit line agreements with financial institutions.
b)	Guaranteed by the Québec government.
c)	Includes a US$750-million swing loan.
d)	Corresponds to net proceeds from the issuance of medium-term notes.

DIVIDEND AND CAPITALIZATION

The dividend payable to the Québec government for 2015 is $2,360 million. Once this dividend is factored in, the capitalization rate was 30.1% as at December 31, 2015.

SEGMENTED RESULTS

OPERATING SEGMENTS

As in 2014, we had four operating segments in 2015, namely Generation, Transmission, Distribution and Construction, as well as activities grouped under Corporate and Other Activities.

Generation: Hydro-Québec Production operates and develops our generating facilities. It generates electricity for the Québec market and exports power to wholesale markets in northeastern North America.

Transmission: Hydro-Québec TransÉnergie operates and develops our power transmission system. It markets system capacity and manages power flows throughout Québec.

Distribution: Hydro-Québec Distribution operates and develops our distribution system and supplies electricity to the Québec market. It also carries on activities related to electricity sales in Québec as well as customer services and promoting energy efficiency.

Construction: Hydro-Québec Équipement et services partagés and Société d’énergie de la Baie James (SEBJ) design, build and refurbish generating and transmission facilities, mainly for Hydro-Québec Production and Hydro-Québec TransÉnergie.

The following tables present information on segment results and assets:

						2015
Segmented financial information ($M)	Generation[a]	Transmission[a]	Distribution[a]	Construction[a]	Corporate and Other Activities[a]	Hydro-Québec[a]
Revenue	6,624	3,308	11,834	2,098	1,683	13,754
Net income	2,130	558	364	–	95	3,147
Total assets	33,108	20,944	13,425	58	7,829	75,199

						2014
Segmented financial information ($M)	Generation[a]	Transmission[a]	Distribution[a]	Construction[a]	Corporate and Other Activities[a]	Hydro-Québec[a]
Revenue	6,766	3,252	11,777	2,281	1,698	13,652
Net income	2,301	560	343	–	121	3,325
Total assets	32,500	20,323	13,695	65	6,696	73,108

a)	The segments revenue include the intersegment revenue presented in Note 20 to the consolidated financial statements and the total revenue of Hydro-Québec includes the intersegment eliminations and adjustments presented in Note 20 to the consolidated financial statements.

GENERATION

Under the Act respecting the Régie de l’énergie, Hydro-Québec Production is required to provide Hydro-Québec Distribution with a base volume of up to 165 TWh of heritage pool electricity annually. It may also compete for contracts under Hydro-Québec Distribution’s open tendering process and sells electricity on wholesale markets as well.

The division operates 63 generating stations. Its capital projects serve a twofold objective: to ensure the long-term operability of existing facilities and to continue development of Québec’s hydroelectric potential.

OPERATING RESULTS

Hydro-Québec Production posted net income of $2,130 million in 2015, compared to $2,301 million in 2014. Net electricity exports totaled $1,645 million, or $118 million more than the $1,527 million recorded a year earlier, due mainly to higher volume. However, electricity sales to Hydro-Québec Distribution decreased by $202 million to $4,883 million. This difference was the result of the combined effect of lower market prices in 2015 than 2014 and lower volume. Depreciation and amortization expense increased by $50 million.

Electricity sales in Québec

Sales to Hydro-Québec Distribution

The total volume of electricity sales to Hydro-Québec Distribution was 160.8 TWh in 2015, compared to 165.5 TWh in 2014. Revenue from these sales decreased by $202 million compared to $5,085 million in 2014, chiefly because peak supplies in winter 2015 were provided at lower market prices than the previous winter. The decrease is also due to lower volume resulting from the mild temperatures recorded in the fourth quarter of 2015 as well as lower demand.

Electricity sales outside Québec

Electricity sales outside Québec amounted to $1,700 million, compared to $1,629 million the previous year.

Net electricity exports, which factor in short-term electricity purchases, totaled $1,645 million for 29.3 TWh, a $118-million increase compared to $1,527 million for 25.4 TWh in 2014. This rise is mainly due to volume growth of 3.9 TWh or $143 million. In addition, since the vast majority of export sales are denominated in U.S. dollars, the depreciation of the Canadian dollar also had a positive impact, accounting for $114 million of the increase in net exports. However, these elements were mitigated by lower prices on energy markets, which had a negative impact of $139 million.

As at December 31, 2015, reservoir storage stood at the historic level of 126.9 TWh, compared to 103.7 TWh as at December 31, 2014. This increase was mainly attributable to natural water inflows that were 24.3 TWh higher than normal in 2015. The energy reserve fully meets the criteria set for management of risks related to the security of the energy supply.

Electricity and fuel purchases

Electricity and fuel purchases totaled $960 million in 2015, compared to $1,045 million in 2014. The decrease is partly due to a reduction in short-term electricity purchases made as part of business operations outside Québec.

Depreciation and amortization

Depreciation and amortization expense totaled $766 million in 2015, compared to $716 million in 2014. This $50-million increase is due, among other things, to the commissioning of the two units at Romaine-2 generating station at the end of 2014.

INVESTING ACTIVITIES

Investments in property, plant and equipment and intangible assets totaled $957 million in 2015. Of this amount, $663 million went toward development activities, mainly the construction of the Romaine hydroelectric complex, which reached another milestone at year end with the commissioning of a second generating station, Romaine-1 (270 MW).

Hydro-Québec Production also invested $294 million in asset sustainment and optimization. Work included refurbishment at Beauharnois, Les Cèdres and Rapides-des-Quinze generating stations.

TRANSMISSION

Hydro-Québec TransÉnergie operates and develops our power transmission system, the most extensive in North America. It markets system capacity and manages power flows throughout Québec, offering non-discriminatory access to its system to all market players, in compliance with applicable regulatory requirements.

The division’s operations are regulated by the Energy Board.

RATE CASE

For 2015, the revenue authorized by the Energy Board for transmission rate-setting purposes totaled $3,180 million, namely $2,802 million for native-load transmission and $378 million for short- and long-term point-to-point transmission services. These amounts represent increases of $37 million and $4 million, respectively, compared to 2014.

In November 2015, the Energy Board approved the adoption of U.S. GAAP as the accounting framework for regulatory purposes and the application of all changes related thereto effective July 10, 2015. This decision was further to a joint application made by Hydro-Québec TransÉnergie and Hydro-Québec Distribution.

OPERATING RESULTS

Hydro-Québec TransÉnergie’s net income was $558 million in 2015, comparable to the $560 million recorded in 2014. The increased transmission income from Hydro-Québec Distribution was offset by growth in financial expenses.

INVESTING ACTIVITIES

In 2015, Hydro-Québec TransÉnergie invested $1,587 million in property, plant and equipment and intangible assets, namely $727 million for growth projects and $860 million for asset sustainment and reliability projects. The purpose of growth projects is to connect new hydroelectric facilities and wind farms to the grid or to increase transmission capacity in response to higher load demand or new customer requests. The asset sustainment and reliability projects involve keeping facilities in good operating condition, maintaining and improving service quality and complying with the legal and regulatory requirements for operating a power transmission system.

Growth projects under way in 2015 included continued work to connect the Romaine complex as part of the expansion of the transmission system in the Minganie region. In concrete terms, Hydro-Québec TransÉnergie invested $286 million to build Romaine-1 substation, the 315-kV line connecting it to Romaine-2 substation, and the 735-kV Romaine-4–Montagnais line. Romaine-1 generating station was connected to the grid in 2015. The division also continued to integrate the output from wind farms built in response to the calls for tenders issued by Hydro-Québec Distribution in 2005 (2,000 MW) and 2009 (289.9 MW), for $71 million and $28 million, respectively. In addition, it allocated $34 million to the launch of the 735-kV Chamouchouane–Bout-de-l’Île project, an amount that also includes the transmission asset sustainment and system reliability component of the project.

In the asset sustainment and reliability category, Hydro-Québec TransÉnergie invested $779 million in upgrading equipment and facility modernization, including $49 million to replace two static var compensators at Albanel substation and $33 million to build the new Fleury substation.

DISTRIBUTION

Hydro-Québec Distribution provides electricity to the Québec market and delivers reliable power and quality services to its customers with a view to efficiency and sustainable development. In this context, it also promotes energy efficiency among its customers.

The division’s activities are regulated by the Energy Board, which has exclusive jurisdiction to set electricity rates. These rates are established to permit service cost recovery and a reasonable return on the rate base.

RATE CASES

In March 2015, the Energy Board authorized an average increase of 2.9% in all Hydro-Québec electricity rates except the large-power industrial rate (Rate L), for which the increase was set at 2.5%. In accordance with the Act respecting the Régie de l’énergie, the indexing of the price of heritage pool electricity does not apply to Rate L customers, which explains the smaller increase. The new rates went into effect on April 1, 2015.

In July 2015, Hydro-Québec Distribution filed an application with the Energy Board for a 1.9% rate adjustment for all customers except Rate L customers, for which the requested adjustment was 1.2%. The new rates would take effect on April 1, 2016. The main reasons for the 1.9% adjustment are the impact of the very cold temperatures during the previous two winters, the cost of new supplies brought onto the grid as ordered by the Québec government and the indexing of the price of the heritage pool. Other factors, including the company’s productivity gains and the decrease in the cost of service, reduced the increase requested.

In November 2015, the Energy Board approved the adoption of U.S. GAAP as the accounting framework for regulatory purposes and the application of all changes related thereto effective July 10, 2015. This decision was further to a joint application made by Hydro-Québec Distribution and Hydro-Québec TransÉnergie.

In early December 2015, further to this decision and the adjustment of some of the parameters of its initial application, Hydro-Québec Distribution filed an update in which it changed the rate increase requested for April 1, 2016, to 1.7%, in line with the rate of inflation.

The cumulative average rate adjustment index for 1998 to 2015 is 128.4, while the Consumer Price Index for the same period is 138.6.

SUPPLYING THE QUÉBEC MARKET

Hydro-Québec Distribution depends on various sources to supply the Québec market, including the heritage pool of 165 TWh, which it purchases from Hydro-Québec Production. It also issues short- and long-term calls for tenders. For requirements of less than three months, it may also buy electricity directly on the market, without tendering, under an authorization granted by the Energy Board. For unforeseen needs that cannot be met otherwise, the division relies on a framework agreement with Hydro-Québec Production that covers the period from January 1, 2014, to December 31, 2016. The agreement was approved by the Energy Board in December 2013.

In October 2015, Hydro-Québec Distribution filed a second progress report on the Electricity Supply Plan 2014–2023 with the Energy Board. This follow-up provided an updated demand forecast for the Québec market and outlined the events that have influenced supply planning and the division’s actions since the first progress report on the plan, filed in November 2014.

Finally, Hydro-Québec Distribution is continuing its efforts to promote energy efficiency. In 2015, cumulative energy savings amounted to 8.8 TWh, which is equivalent to the amount of power used by 500,000 households, and is 10% higher than the target initially set by the Québec government.

OPERATING RESULTS

Hydro-Québec Distribution recorded net income of $364 million in 2015, compared to $343 million in 2014, an increase of $21 million. Revenue from electricity sales increased by $146 million, mainly on account of the April 1, 2014 and 2015 rate adjustments, whose impact was mitigated by lower demand. Other revenue decreased, essentially because supply costs for electricity in excess of the heritage pool during winter peak periods were lower than the previous year. Electricity purchases and transmission costs decreased by $88 million due to the combined effect of three factors: supplies purchased from Hydro-Québec Production decreased by $202 million, while supplies purchased from third parties increased by $93 million and transmission costs incurred with Hydro-Québec TransÉnergie rose by $29 million. Depreciation and amortization expense increased by $60 million compared to 2014.

ELECTRICITY SALES IN QUÉBEC BY SEGMENT

		Sales volume			Sales revenue
	2015	2015-2014 change		2015	2015-2014 change
Market segment	TWh	TWh	%	$M	$M	%
Residential	66.6	(1.5)	(2.2)	5,222	60	1.2
Commercial, institutional and small industrial	45.3	0.1	0.2	3,774	117	3.2
Large industrial	54.2	(1.5)	(2.7)	2,350	(39)	(1.6)
Other	5.2	–	–	316	8	2.6
Total	171.3	(2.9)	(1.7)	11,662	146	1.3

FACTORS IN THE 2015–2014 CHANGE IN SALES BY SEGMENT

	Volume effects					Price effects			Total
Market segment	Baseload demand		Temperatures		Total	Rate adjustments	Other	Total
	TWh	$M	TWh	$M	$M	$M	$M	$M	$M
Residential	(1.2)	(88)	(0.3)	(11)	(99)	168	(9)	159	60
Commercial, institutional and small industrial	0.1	1	–	2	3	117	(3)	114	117
Large industrial	(1.5)	(98)	–	–	(98)	40	19	59	(39)
Other	–	(2)	–	1	(1)	11	(2)	9	8
Total	(2.6)	(187)	(0.3)	(8)	(195)	336	5	341	146

Electricity sales in Québec

Revenue from electricity sales amounted to $11,662 million, a $146-million increase compared to 2014 due to the April 1, 2014 and 2015 rate adjustments, whose impact was mitigated by lower demand in the residential and industrial segments, mainly the pulp and paper industry.

Sales volume totaled 171.3 TWh, compared to 174.2 TWh in 2014, a 2.9-TWh decrease. On the one hand, the very cold temperatures in first quarter 2015, which were on average 5°C below the seasonal normal, pushed sales volume up by 1.4 TWh. This increase was counterbalanced, however, by an equivalent decrease during the fourth quarter resulting from the exceptionally mild temperatures recorded at year end, especially in December, when temperatures were on average 6°C higher than normal. Temperatures therefore had a positive impact of $224 million in 2015, compared to $232 million in 2014. On the other hand, there was a 2.6-TWh or $187-million reduction in demand, mainly because of a 1.5-TWh decrease in demand from large industrial customers, essentially because of reduced production capacity in the pulp and paper sector.

Other revenue

The change in the net amounts that we are entitled to receive from customers or is required to pay to them, recognized as other revenue, was $139 million in 2015. The change is mainly due to variances in supply costs for electricity in excess of the heritage pool. These led to the recognition of an amount of $120 million receivable from customers, a $202-million decrease compared to 2014, given that supply costs in winter 2015 were lower than the previous winter because of market conditions.

Electricity purchases and transmission costs

Electricity purchases and transmission costs decreased by $88 million compared to 2014. Supplies from Hydro-Québec Production were $202 million lower due to the combined effect of a reduction in market prices in 2015 and decreased volume resulting from the very mild temperatures recorded in the fourth quarter. Supplies purchased from third parties increased by $93 million, primarily on account of wind power and biomass energy purchases, which increased by $189 million and $44 million, respectively, and which were offset by a $151-million reduction in short-term market purchases. Thirteen new wind farms came on stream at the end of 2014 and during 2015. Finally, transmission costs incurred with Hydro-Québec TransÉnergie rose by $29 million.

Depreciation and amortization

Depreciation and amortization expense amounted to $806 million compared to $746 million in 2014, a $60-million increase resulting essentially from the rollout of the advanced metering infrastructure.

INVESTING ACTIVITIES

In 2015, Hydro-Québec Distribution’s investments in property, plant and equipment and intangible assets totaled $756 million.

Of this amount, $280 million went toward handling the growth of the Québec customer base, including $165 million for new customer connections. The division also invested $422 million in asset sustainment, of which $228 million was allocated to the rollout of the advanced metering infrastructure. This included completing the large-scale rollout of next-generation meters in fall 2015, after installing some 3.7 million of these units on customer premises throughout Québec, 1.2 million of which were installed in 2015. The new infrastructure will make it possible to offer new services and optimize management of the distribution system. Furthermore, Hydro-Québec Distribution allocated $9 million to enhancing service quality, including $5 million for IT projects aimed at expanding the range of online self-service options.

CONSTRUCTION

The Construction segment includes activities related to the projects carried out by Hydro-Québec Équipement et services partagés1 and by Société d’énergie de la Baie James (SEBJ).

Hydro-Québec Équipement et services partagés is responsible for construction and refurbishment projects throughout Québec, except in the territory governed by the James Bay and Northern Québec Agreement (JBNQA). SEBJ builds generating facilities in the territory governed by the JBNQA (north of the 49th parallel) and may also carry out certain projects elsewhere in Québec and outside the province.

As engineering, construction and environmental specialists, Hydro-Québec Équipement et services partagés and SEBJ also offer Hydro-Québec Production and Hydro-Québec TransÉnergie a variety of services needed for draft-design studies, impact assessments and other undertakings in the context of energy-related projects. These services include technical and scientific surveys, planning, cost estimates, design, architecture, geomatics and quality control.

VOLUME OF ACTIVITY

Hydro-Québec Équipement et services partagés and SEBJ carried out activities amounting to a total of $2,098 million in 2015, compared to $2,281 million the previous year. As in 2014, their workload can be attributed to several large-scale projects. Work done for Hydro-Québec Production totaled $798 million, compared to $1,001 million in 2014, while work done for Hydro-Québec TransÉnergie totaled $1,254 million, compared to $1,228 million in 2014.

Main projects

In the area of power generation, Hydro-Québec Équipement et services partagés continued the construction of the Romaine complex, which reached another important milestone at year end with the commissioning of Romaine-1 generating station (270 MW). Progress was also made on the refurbishment of Beauharnois, Les Cèdres and Rapides-des-Quinze generating stations. For Hydro-Québec TransÉnergie, the division continued work related to connecting the Romaine complex, building several substations and replacing the two static var compensators at Albanel substation. In addition, it moved a segment of the Hertel–Viger line to allow construction of the new Pont Champlain and began work on the Chamouchouane–Bout-de-l’Île project after obtaining the necessary approvals in spring 2015. Finally, it worked on upgrading various facilities in the main transmission system while pursuing other projects to increase transmission system capacity.

1.	The operations of the Direction principale – Centre de services partagés are included under Corporate and Other Activities.

CORPORATE AND OTHER ACTIVITIES

The Corporate and Other Activities heading includes all corporate activities, the Groupe – Développement de l’entreprise, planification stratégique et innovation, the Vice-présidence – Technologies de l’information et des communications and the Direction principale – Centre de services partagés.

RESULTS

Corporate and Other Activities recorded net income of $95 million in 2015.

Corporate activities

Corporate activities consist of the Groupe – Direction financière et contrôle, the Vice-présidence – Affaires corporatives et secrétariat général, the Vice-présidence – Financement, trésorerie et caisse de retraite and the Vice-présidence – Ressources humaines.

The Groupe – Direction financière et contrôle is responsible for overseeing financial, regulatory and management accounting frameworks as well as integrated business risk management. It also has the task of producing and analyzing the company’s consolidated financial statements. Its other duties include financial planning, taxation, control and disbursements related to employees, retirees and suppliers.

The Vice-présidence – Affaires corporatives et secrétariat général develops strategies and provides support and advisory services in the areas of communications, public affairs, sustainable development and ethics, as well as relations with governments, communities and partner organizations. It is also responsible for services and expertise related to legal affairs and coordinates our activities in the electrification of ground transportation. The Secrétariat général provides administrative support to the Board of Directors and Board committees as well as to our subsidiaries. The Secretary General also assists the Chairman of the Board of Directors in performing his duties and the President and Chief Executive Officer in carrying out our mandate.

The Vice-présidence – Financement, trésorerie et caisse de retraite is in charge of meeting our financing requirements, managing our treasury and maintaining relations with our bondholders and rating agencies. It also acts as trustee of our pension fund. In 2015, the pension fund’s rate of return was 10.4%, in spite of difficult market conditions. Over the past 10 years, it has posted an average annual return of 7.6%. As at December 31, 2014, the date of the most recent actuarial valuation, the pension plan showed a funding surplus of $3.8 billion, which means that the assets held on that date were sufficient to cover future pension costs. The pension plan’s funding ratio was 122%.

The Vice-présidence – Ressources humaines develops strategies, guidelines, frameworks, corporate programs and objectives in matters pertaining to human resources management, labor relations, compensation and employee benefits, organizational performance, health and safety, as well as training and skills development. It is also mandated to provide Management with suitable human resources conditions. Moreover, it is responsible for all measures to ensure the safety of personnel and third parties as well as the security of our assets and facilities.

Groupe – Développement de l’entreprise, planification stratégique et innovation

The Groupe – Développement de l’entreprise, planification stratégique et innovation combines the Vice-présidence – Développement des affaires, acquisitions et stratégies, the Direction principale – Institut de recherche d’Hydro-Québec and the Direction principale – Gestion des filiales. Its mandates include guiding strategic planning, finding and acting on business opportunities to grow our activities on external markets, leading activities involving scientific and technological innovation, and marketing the company’s innovations.

Vice-présidence – Technologies de l’information et des communications

The mandate of the Vice-présidence – Technologies de l’information et des communications is to ensure the optimal management of telecommunications and information system infrastructure. With this in mind, it has continued to implement an integrated vision for systems governance, architecture, development, operations and cybersecurity. It offers the divisions and corporate units technology solutions designed to increase their productivity and efficiency in line with our business priorities, thereby contributing to our overall performance.

In 2015, this unit posted revenue of $622 million, compared to $616 million in 2014.

Investing activities

In 2015, the investments made by the Vice-présidence – Technologies de l’information et des communications totaled $100 million, and were allocated to maintaining asset quality.

Direction principale – Centre de services partagés

The Direction principale – Centre de services partagés, which is part of Hydro-Québec Équipement et services partagés, develops strategies, guidelines and frameworks pertaining to procurement and services common to the entire company. It provides divisions and corporate units with support services adapted to their needs, so that they can focus on their core activities. These services include procurement of goods and services, real estate management, vehicle fleet management and materials management, as well as management of food, accommodation and air transportation services.

Its revenue totaled $490 million in 2015, compared to $506 million in 2014.

INTEGRATED BUSINESS RISK MANAGEMENT

We apply an integrated business risk management process as part of our ongoing activities. This process is supported by various control, communication and assessment mechanisms that enable us to monitor risk developments on a dynamic basis.

Our divisions and corporate units are central to the process. As part of their ongoing activities, they manage the risks to which they are exposed and reassess them on a regular basis, daily in some cases. In concrete terms, each division and corporate unit must determine and assess its main risks and then develop and apply mitigation measures to ensure that residual business risks are at a level acceptable to us. The divisions and corporate units report on their risk management activities and follow-up to the Management Committee, which then acts as a risk management committee to provide overall monitoring of business risks. This approach makes it possible to create a consolidated portfolio of residual business risks during the annual planning process. The consolidated portfolio is presented to the Board of Directors with the Business Plan, which includes a sensitivity analysis indicating the impact of certain risks on projected net income.

FINANCIAL RISKS

In the course of our operations, we carry out transactions that expose us to certain financial risks, such as market, liquidity and credit risk. Systematic follow-up and the adoption of strategies that include the use of derivative instruments considerably reduce exposure to such risks and their impact on results.

To manage market and credit risk, a team of specialists that is independent of the units carrying out the transactions constantly monitors a number of risk indicators related to financial and energy transactions, and recommends risk-reduction strategies and controls.

Market risk

Our results are subject to three main types of market risk: currency risk, interest rate risk and risk associated with energy and aluminum prices. Fluctuations in the Canadian dollar’s exchange rate relative to the U.S. dollar affect revenue from sales denominated in U.S. dollars as well as the cost of U.S. dollar–denominated debt. Interest rate fluctuations affect financial expenses and pension costs. Finally, energy price fluctuations affect revenue from wholesale markets, while aluminum price fluctuations have an impact on revenue from special contracts with certain large industrial customers in Québec.

The three types of market risk are subject to active integrated management based on the use of derivative financial products. The purpose of such management is to limit the impact of market risk on our results, according to strategies and criteria established based on our risk tolerance. In addition, market risk over the medium and long term is mitigated by the offsetting effect between the impact of a general increase or decrease in interest rates on financial expenses, on the one hand, and the impact of such an increase or decrease on pension costs, on the other.

Our pension costs are also subject to the risk of fluctuation in the fair value of investments held in the pension fund portfolio. To manage this risk, we rely on asset diversification and on investment management strategies that include the use of derivatives.

Liquidity risk

Liquidity risk is the risk that a company may have difficulty meeting commitments related to its financial liabilities. This type of risk may translate into difficulties accessing sources of financing for its investment program.

Our liquidity risk is mitigated by several factors, including substantial cash flows generated by operating activities, access to a preauthorized standby credit facility and a diversified portfolio of highly liquid financial instruments.

Credit risk

Credit risk is the risk that a counterparty may not meet its contractual obligations. We are exposed to credit risk related to receivables through ongoing electricity sales in Québec. These sales are billed at rates that provide for cost recovery according to conditions approved by the Energy Board. We are also exposed to credit risk related to the cash equivalents, short-term investments and derivative instruments traded with financial institutions and other issuers and, to a lesser extent, with North American energy companies under Hydro-Québec Distribution supply contracts and Hydro-Québec Production energy transactions on markets outside Québec.

Exposure to credit risk is mitigated by the implementation of limits and frameworks for risk concentration and level of exposure by counterparty. To ensure compliance with such limits and frameworks, we take a proactive approach based on various controls and monitoring reports. These enable us to react quickly to any event that could have an impact on the financial condition of our counterparties. In addition, we generally do business with counterparties that have a high credit rating. We also enter into agreements to limit the market value of the main portfolios of derivative instruments.

OPERATIONAL RISKS

Generation

One of the principal uncertainties that we face relates to natural water inflows. Hydro-Québec Production must ensure that it is able to meet its commitments to supply the annual heritage pool of up to 165 TWh to Hydro-Québec Distribution and fulfill its contractual obligations. In concrete terms, this means being able to cover a natural inflow deficit of 64 TWh over two consecutive years, and 98 TWh over four consecutive years. To manage this risk, the division applies a variety of mitigation measures and closely monitors them. For instance, it manages its reservoir storage on a multiyear basis and maintains an adequate margin between its generating capacity and its commitments. This allows the division to compensate for variations in runoff, replenish its reserves or take advantage of business opportunities. We regularly report to the Energy Board on the generating capacity and energy reserve of Hydro-Québec Production.

In addition to runoff uncertainties, Hydro-Québec Production’s export activities on wholesale markets are subject to market risk and the risk of unavailability of generating and transmission equipment. Market risk results from fluctuations in electricity and fuel prices, and is mitigated by ongoing monitoring of trends on wholesale markets and the use of hedging derivative instruments. The risk of unavailability of generating and transmission equipment is mitigated through maintenance and upgrade programs.

Another risk to which Hydro-Québec Production is exposed stems from temperature variations and changes in Québec market demand compared to forecasts. These factors have an impact on the division’s electricity sales to Hydro-Québec Distribution and may affect the volume available for its export sales.

The risks related to Hydro-Québec Production’s export activities are quantified in an integrated fashion by a team of specialists that is independent of the unit carrying out the transactions. This team sees to the application of controls, presents daily reports to Senior Management and ensures compliance with the limits approved by Management and the Board of Directors.

Transmission

Several factors, such as extreme weather and equipment failure, may cause service interruptions or result in the unavailability of part of the transmission system. The multifaceted strategy adopted by Hydro-Québec TransÉnergie to prevent these problems includes implementing the standards of the North American Electric Reliability Corporation and the Northeast Power Coordinating Council, as well as measures to maintain and improve transmission facilities and optimize their useful life. It is worth noting that Hydro-Québec TransÉnergie’s Direction – Contrôle des mouvements d’énergie (system control unit) is Reliability Coordinator for transmission systems in Québec, a role it was assigned by the Energy Board in 2007.

Hydro-Québec TransÉnergie must ensure adequate transmission capacity to supply Hydro-Québec Distribution and other customers, as well as transmission system security and reliability. To do so, the division relies, among other things, on a strategy of ensuring long-term operability of transmission assets and on a process for optimal management of annual peak load.

Distribution

The main risk related to power distribution is continuity of service. To manage this risk, we apply a series of measures that include vegetation control, the implementation of an asset maintenance program and a strategy for asset renewal, as well as compliance with applicable standards for overhead and underground systems. Moreover, to reduce the length of service interruptions, the vast majority of which are caused by adverse weather conditions, the division has adopted new technologies for rapid detection of outages, faster service restoration and remote management of certain incidents.

Hydro-Québec Distribution must also deal with fluctuations in demand (under normal climate conditions) due to the economic and energy situation, which have an impact on results. When demand is lower than the forecasts presented in the rate filing, the division cannot recover from customers all the costs related to power distribution and power transmission through the Hydro-Québec TransÉnergie system. To counter the impact of this risk, the division constantly fine-tunes its method of forecasting demand for electricity.

Construction

One of the principal risks that Hydro-Québec Équipement et services partagés must deal with is pressure on project costs, due to such factors as the rising cost of labor in the construction industry, higher prices for certain materials or products and events that affect project schedules. There is also a risk related to the quality and delivery time for components.

Regarding construction time, the division makes respecting schedules a top priority despite the constraints inherent in large-scale capital projects. This is particularly important in the current context of the construction industry in Québec, in which new legislative and regulatory measures may have an impact on workflows and on our ability to work with certain suppliers. An active monitoring process and contingency measures have been put in place to mitigate the most probable impacts of this situation.

To meet its commitments and continue to apply high quality and safety standards, Hydro-Québec Équipement et services partagés has implemented a number of measures that reduce its risk exposure. Specifically, the division closely monitors project schedules, costs and the main deliverables, an approach that enables it to ensure that projects are progressing as planned or to take any necessary corrective action. It maintains ongoing relations with the relevant organizations and government departments to stay abreast of future amendments to laws and regulations that could affect construction costs and deadlines, among other things. It also monitors key indicators for trends in prices and the rate of activity in the construction industry. In addition, it develops procurement strategies that promote competition, sustainable supplies and maintaining expertise in its markets, and it adjusts its project completion strategies according to economic conditions, in consultation with its customers.

Finally, new trade agreements will take effect in 2016 and 2017, particularly the Public Procurement chapter of the Trade and Cooperation Agreement Between Ontario and Québec, which will apply to our operations as of September 1, 2016. These agreements may affect our procurement processes.

Corporate and Other Activities

Environmental protection and conservation are among our central concerns. The majority of activities that have a significant impact on the environment are governed by an ISO 14001–certified environmental management system. In addition, every year, we review our management of environmental issues and provide an overview of the situation in this regard in our Sustainability Report.

We are also concerned with information security and the risks associated with confidentiality and with the loss of availability or integrity of systems and data as a result of a malicious act, error or natural disaster. We regularly assess how well our information systems are protected against threats and implements the necessary security measures. These measures include an information and communications technology security program, a process for anticipating security threats and a strategy for adapting to changes in them, an antivirus expertise centre, Internet filtering, a security monitoring centre, management of identities and access, and management of incidents and vulnerabilities.

Furthermore, we have implemented a series of physical, technological and human measures to ensure the safety of individuals (employees, suppliers and the public) as well as the security of our assets and facilities. Based on risk and threat assessment and analysis, these measures vary according to the strategic importance of the asset concerned, developments in our business environment and various external factors. Physical protection and cybersecurity activities are now handled by the same corporate unit, which fosters an integrated approach and strengthens our overall security.

Finally, we have a corporate emergency response plan to ensure the continuity of our operations and our mission in case of an exceptional event. The corporate plan integrates the emergency response plans and activities of the business units with the aim of strengthening and improving coordination of the efforts of all internal and external responders, including public authorities.

INDEPENDENT AUDITORS’ REPORT

To the Minister of Finance of Québec:

REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

We have audited the accompanying consolidated financial statements of Hydro-Québec, which comprise the consolidated balance sheets as at December 31, 2015 and 2014, the consolidated statements of operations, comprehensive income, changes in equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with United States generally accepted accounting principles, and for such internal control as Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by Management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Hydro-Québec as at December 31, 2015 and 2014, and its consolidated results of operations and its consolidated cash flows for the years then ended in accordance with United States generally accepted accounting principles.

REPORT ON OTHER LEGAL AND REGULATORY REQUIREMENTS

As required by the Auditor General Act (CQLR, c. V-5.01), we report that, in our opinion, given the retroactive application of the change in financial reporting framework described in Note 21 to the consolidated financial statements, the standards have been applied for the year ended December 31, 2015, in the same way as the previous year.

/s/ KPMG LLP[1]	/s/ Ernst & Young LLP	[2]	/s/ Guylaine Leclerc, FCPA auditor, FCA
Auditor General of Québec

Montréal, Québec

February 19, 2016

1. CPA auditor, CA, public accountancy permit No. A120220

2. CPA auditor, CA, public accountancy permit No. A109499

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31 In millions of Canadian dollars	Notes	2015	2014 (Note 21)

Revenue		13,754	13,652

Expenditure
Operations		2,527	2,366
Electricity and fuel purchases		1,938	1,968
Depreciation and amortization	4	2,713	2,593
Taxes	5	980	975
		8,158	7,902

Operating income		5,596	5,750
Financial expenses	6	2,449	2,425

Net income		3,147	3,325

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31 In millions of Canadian dollars	Notes	2015	2014 (Note 21)

Net income		3,147	3,325

Other comprehensive income
Change in deferred gains on items designated as cash flow hedges	15	2,015	929
Reclassification to results of deferred gains on items designated as cash flow hedges	15	(1,595)	(541)
Actuarial gains (losses) and past service (costs) credits for employee future benefits	18	64	(696)
Reclassification to results of net actuarial losses and past service costs (credits) for employee future benefits	18	243	225
		727	(83)

Comprehensive income		3,874	3,242

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

As at December 31 In millions of Canadian dollars	Notes	2015	2014 (Note 21)

ASSETS
Current assets
Cash and cash equivalents		2,648	1,271
Short-term investments		1,895	1,664
Accounts receivable and other receivables	15	2,242	2,171
Derivative instruments	15	274	172
Regulatory assets	3	122	182
Materials, fuel and supplies		212	199
		7,393	5,659

Property, plant and equipment	7	61,558	60,413
Intangible assets	8	1,014	1,062
Investments	9	859	863
Derivative instruments	15	128	91
Regulatory assets	3	3,939	4,559
Other assets	10	308	461
		75,199	73,108

LIABILITIES
Current liabilities
Borrowings		9	23
Accounts payable and accrued liabilities		2,278	2,257
Dividend payable	16	2,360	2,535
Accrued interest		913	907
Asset retirement obligations	11	85	79
Derivative instruments	15	299	159
Regulatory liabilities	3	49	–
Current portion of long-term debt	12	2,059	906
		8,052	6,866

Long-term debt	12	43,613	43,579
Asset retirement obligations	11	780	804
Derivative instruments	15	5	60
Regulatory liabilities	3	392	350
Other liabilities	13	2,571	3,221
Perpetual debt	14	311	267
		55,724	55,147

EQUITY	16
Share capital		4,374	4,374
Retained earnings		16,546	15,759
Accumulated other comprehensive income		(1,445)	(2,172)
		19,475	17,961
		75,199	73,108

Commitments and contingencies	19

The accompanying notes are an integral part of the consolidated financial statements.

On behalf of the Board of Directors,

/s/ Michelle Cormier	/s/ Michael D. Penner
Chair of the Audit Committee	Chairman of the Board

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Years ended December 31 In millions of Canadian dollars

	Notes	Share capital	Retained earnings	Accumulated other comprehensive income	Total equity

Balance as at January 1, 2015	16	4,374	15,759	(2,172)	17,961

Net income		–	3,147	–	3,147
Other comprehensive income	16	–	–	727	727
Dividend	16	–	(2,360)	–	(2,360)
Balance as at December 31, 2015		4,374	16,546	(1,445)	19,475

Balance as at January 1, 2014	21	4,374	14,969	(2,089)	17,254

Net income		–	3,325	–	3,325
Other comprehensive income	16	–	–	(83)	(83)
Dividend	16	–	(2,535)	–	(2,535)
Balance as at December 31, 2014		4,374	15,759	(2,172)	17,961

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31 In millions of Canadian dollars	Notes	2015	2014 (Note 21)

Operating activities
Net income		3,147	3,325
Adjustments to determine net cash flows from operating activities
Depreciation and amortization	4	2,713	2,593
Amortization of premiums, discounts and issue expenses related to debt securities		159	147
Excess of net cost recognized over amounts paid for employee future benefits		161	27
Other		209	(184)
Regulatory assets and liabilities		(56)	(103)
Change in non-cash working capital items	17	(98)	68
		6,235	5,873

Investing activities
Additions to property, plant and equipment		(3,340)	(3,675)
Additions to intangible assets		(100)	(140)
Net (acquisition) disposal of short-term investments		(218)	43
Other		14	17
		(3,644)	(3,755)

Financing activities
Issuance of long-term debt		13	1,511
Repayment of long-term debt		(1,044)	(2,702)
Cash receipts arising from credit risk management	15	8,220	3,521
Cash payments arising from credit risk management	15	(6,397)	(2,596)
Net change in borrowings		(19)	(11)
Dividend paid		(2,535)	(2,207)
Other		486	198
		(1,276)	(2,286)
Foreign currency effect on cash and cash equivalents		62	6

Net change in cash and cash equivalents		1,377	(162)

Cash and cash equivalents, beginning of year		1,271	1,433

Cash and cash equivalents, end of year		2,648	1,271

Supplementary cash flow information	17

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2015 and 2014

Amounts in tables are in millions of Canadian dollars, unless otherwise indicated.

Under the provisions of the Hydro-Québec Act, Hydro-Québec is mandated to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy. Hydro-Québec is required, in particular, to supply a base volume of up to 165 TWh a year of heritage pool electricity for the Québec market, as set out in the Act Respecting the Régie de l’énergie. As a government corporation, Hydro-Québec is exempt from paying income taxes in Canada.

Note 1	Significant Accounting Policies

Hydro-Québec’s consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (U.S. GAAP) since January 1, 2015. These consolidated financial statements are therefore Hydro-Québec’s first annual consolidated financial statements prepared in accordance with U.S. GAAP.

The new accounting framework has been applied retrospectively to all the periods presented in these consolidated financial statements. Note 21, First-Time Application of U.S. GAAP, presents the impact of the changeover to U.S. GAAP on the financial position and operating results for 2014, namely reconciliations with the amounts previously reported in the consolidated financial statements prepared in accordance with Canadian generally accepted accounting principles, as set out in Part V of the CPA Canada Handbook, “Pre-Changeover Accounting Standards” (Canadian GAAP).

Management is of the opinion that these consolidated financial statements include all the necessary adjustments to present fairly, in all material respects, the consolidated financial position of Hydro-Québec.

Management has reviewed events occurring until February 19, 2016, the date of approval of these consolidated financial statements by the Board of Directors, to determine whether circumstances warranted the recording or presentation of events after the balance sheet date.

REGULATION

The Act Respecting the Régie de l’énergie grants the Régie de l’énergie (the Régie) exclusive authority to determine or modify the rates and conditions under which electricity is transmitted and distributed by Hydro-Québec. Hydro-Québec’s electricity transmission and distribution activities in Québec are therefore regulated. Under this legislation, rates are set by reasoned decision of three commissioners after public hearings. Moreover, the Act stipulates that rates are determined on a basis that allows for recovery of the cost of service plus a reasonable return on the rate base.

Under U.S. GAAP, it is acknowledged that rate regulation may affect the timing of the recognition of certain transactions in the consolidated results, giving rise to the recognition of regulatory assets and liabilities, which Hydro-Québec considers it is likely to recover or settle subsequently through the rate-setting process.

When the Transmission Provider or the Distributor has adequate assurance that certain costs incurred may likely be recovered in future rates, such costs are deferred and recognized as assets. When it is probable that the Transmission Provider or the Distributor will be required to reimburse customers, or when costs have been recovered but will be incurred in the future, a liability is recognized. The balances of these assets and liabilities are amortized over the recovery periods approved by the Régie.

SCOPE OF CONSOLIDATION

The consolidated financial statements include the accounts of Hydro-Québec and its subsidiaries as well as those of variable interest entities where Hydro-Québec is the primary beneficiary. All intercompany balances and transactions were eliminated at the time of consolidation.

Investments in joint ventures are accounted for on an equity basis. These investments are initially recognized at cost, and their carrying amount is increased or decreased by an amount equal to Hydro-Québec’s share of the changes in the joint ventures’ net assets after the date of acquisition. Hydro-Québec’s share of the joint ventures’ results is recognized in results. Dividends received from the joint ventures are applied against the carrying amount of the investments.

Note 1	Significant Accounting Policies (continued)

USE OF ESTIMATES

The preparation of financial statements in accordance with U.S. GAAP requires that Management make estimates and assumptions that affect the amounts recognized as assets and liabilities, the disclosures regarding contingent assets and liabilities at the date of the consolidated financial statements and the amounts recognized as revenue and expenditure for the years at issue. The estimates relate, among other things, to revenue, which includes estimated amounts for electricity delivered but not billed; the carrying amount of regulatory assets and liabilities; the useful life of property, plant and equipment and intangible assets for calculating the depreciation and amortization expense; cash flows; the expected timing of payments; and the discount rates used to determine asset retirement obligations and employee future benefits. These rates are based on economic and actuarial assumptions. Actual results could differ from those estimates and such differences could be significant.

REVENUE

Hydro-Québec supplies the Québec market with electricity and also sells power on wholesale markets in Canada and the United States. In addition, it is active in arbitrage transactions. Revenue from electricity sales and arbitrage transactions is recognized on delivery. Arbitrage transactions are recognized net of related electricity purchases.

Revenue also includes certain amounts that Hydro-Québec is entitled to receive from customers or is required to pay to them in the future. These amounts relate, among other things, to the supply of electricity in excess of the heritage pool, to transmission services and to climate conditions. These items give rise to financial assets and liabilities that are reported in Accounts receivable and other receivables and Other assets or in Accounts payable and accrued liabilities and Other liabilities, based on their maturities.

Other revenue is recognized on delivery of the goods or services.

FOREIGN CURRENCY TRANSLATION

Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the exchange rate in effect at the balance sheet date, and non-monetary items are translated at the historical exchange rate. Revenue and expenditure arising from foreign currency transactions are translated into Canadian dollars at the exchange rate in effect at the transaction date. The exchange gains or losses resulting from the translation of monetary items are included in results.

The financial statements of foreign operations whose functional currency is not the Canadian dollar are translated according to the current rate method. Under this method, assets and liabilities are translated into Canadian dollars at the exchange rate in effect at the balance sheet date, and revenue and expenditure are translated at the average exchange rate in effect during the period. The exchange gains or losses resulting from the translation of the financial statements of these foreign operations are presented in Accumulated other comprehensive income under Equity on the balance sheet.

FINANCIAL INSTRUMENTS

Cash and cash equivalents

Cash and cash equivalents include investments with a maturity of three months or less from the date of acquisition.

Short-term investments

Short-term investments, classified as available-for-sale debt securities, consist of money market instruments with a maturity of more than three months from the date of acquisition and are recognized at fair value. Changes in fair value are recorded in Other comprehensive income until they are realized, at which time they are reclassified to results. Interest on these investments, calculated using the effective interest method, is recognized in results.

Receivables – Accounts receivable

Accounts receivable are recognized at the amount invoiced, net of the allowance for doubtful accounts. This allowance is based on the status of customer files and the recovery experience for each age group of accounts. Receivables are written off during the period in which the accounts are deemed uncollectible.

Note 1	Significant Accounting Policies (continued)

Other receivables and financial liabilities

Other receivables presented under Accounts receivable and other receivables, receivables presented under Other assets and the government reimbursement for the 1998 ice storm, also presented in Other assets, less any impairment losses, as well as financial liabilities presented under Accounts payable and accrued liabilities and Other liabilities, borrowings, the dividend payable, accrued interest, long-term debt and perpetual debt, are measured at amortized cost using the effective interest method. Amortized cost includes transaction costs as well as premiums and discounts, if applicable. Interest is recognized in results.

Derivative instruments

Derivative instruments are recognized at fair value at the balance sheet date. Changes in fair value are recognized in results for the period in which they occur, except in the case of derivative instruments designated as hedges in a cash flow hedging relationship. The net balances of derivative instruments that are transacted with the same counterparty, that are the subject of an enforceable master netting arrangement, and that meet the conditions for set-off are presented on the balance sheet.

As part of its integrated business risk management, Hydro-Québec uses derivative instruments to manage its market risk, consisting of currency risk, interest rate risk and risk resulting from fluctuating energy and aluminum prices. It applies cash flow or fair value hedge accounting to eligible hedging relationships that it designates as hedges, and formally documents these relationships. Among other things, this process involves associating derivative instruments with specific assets or liabilities on the balance sheet, or with probable anticipated transactions. Hydro-Québec ensures that hedging relationships are highly effective in offsetting the designated risk exposure initially and then monthly thereafter. In addition, for hedges of anticipated transactions, it assesses the probability of the occurrence of those transactions designated as hedged items at least on a quarterly basis.

In the case of a cash flow hedge, the effective portion of changes in the fair value of an instrument designated as a hedge is recognized under Other comprehensive income, while the ineffective portion is immediately recognized in results, under the line item affected by the hedged item. Amounts included in Accumulated other comprehensive income are reclassified to results, also under the line item affected by the hedged item, during the periods in which the hedged item affects results. If a derivative instrument no longer satisfies hedging conditions, if it has expired or is sold, terminated or exercised, or if Hydro-Québec cancels its designation as a hedging item, hedge accounting ceases to be applied on a prospective basis. Previously accumulated gains and losses in Other comprehensive income continue to be carried forward to be reclassified to results during the same periods as the hedged item. If the hedged item ceases to exist or if it becomes likely that the hedged anticipated transactions will not occur, the gains or losses carried forward are immediately reclassified to results.

In the case of a fair value hedge, changes in the fair value of the derivative instrument, including those related to the ineffective portion of the hedge, are recognized in results under the line item affected by the hedged item. Offsetting changes in the fair value of the hedged item attributable to the hedged risk are recognized as adjustments to this item’s carrying amount and are offset against results.

Cash flows attributable to derivative instruments designated as hedges are presented in the statement of cash flows based on the same classification as the hedged item.

Hydro-Québec assesses its contracts to determine if they meet the definition of a derivative or if they include an embedded derivative, which must be separated from its host contract. If such is the case, the contract or the embedded derivative is recognized at fair value on the balance sheet.

All futures or forward contracts on non-financial items that can be settled on a net basis and whose price is closely tied to the non-financial item bought or sold are recorded at the date of settlement if there is a probability of receipt or delivery in accordance with expected requirements.

FAIR VALUE

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

In accordance with the applicable standards, Hydro-Québec classifies the fair value measurements of assets and liabilities according to a three-level hierarchy, based on the type of inputs used in making these measurements:

•	Level 1: Quoted prices (unadjusted) on active markets for identical assets or liabilities that the entity can access at the measurement date;

•	Level 2: Inputs other than quoted prices included within Level 1 that are observable either directly or indirectly; and

•	Level 3: Unobservable inputs.

Note 1	Significant Accounting Policies (continued)

MATERIALS, FUEL AND SUPPLIES

Inventories of materials, fuel and supplies are valued at the lower of cost and net realizable value. Cost is determined by the weighted average cost method.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost, which comprises materials, labor, other costs directly related to construction activities, and financial expenses capitalized during construction. Property, plant and equipment also include draft-design costs for projects whose technical feasibility has been demonstrated, whose profitability has been estimated, and for which Management deems that it will in all likelihood have the necessary resources for completion. The discounted value of retirement obligations related to property, plant and equipment as well as that of agreements with local communities meeting the definition of a liability are added to the carrying amount of the property, plant and equipment concerned. Moreover, contributions from third parties are applied against the cost of the related property, plant and equipment.

Property, plant and equipment are depreciated over their useful life, using the straight-line method, starting in the month following the date of commissioning. The depreciation periods for the principal categories of property, plant and equipment are as follows:

Hydraulic generation	40 to 120 years
Thermal generation	15 to 50 years
Transmission substations and lines	30 to 85 years
Distribution substations and lines	25 to 60 years
Other property, plant and equipment	5 to 50 years

When property, plant and equipment are retired, their cost, net of accumulated depreciation and salvage value, is recognized in the results for the year.

Maintenance and repair costs are recognized in results when incurred.

LEASES

Capital leases, which have the effect of transferring substantially all the risks and benefits incident to ownership of the leased property to Hydro-Québec, are presented under Property, plant and equipment. They are recognized on their effective date at the fair value of the leased property or, if it is lower, at the present value of the minimum lease payments. Capital leases include contracts that qualify as lease agreements providing for the transfer of the right to use the asset in question. They are amortized over the useful life of the asset or over the term of the contract, if it is less.

Payments under operating leases, where the lessor does not transfer substantially all the risks and benefits incident to ownership of property, are recognized in results throughout the term of the lease agreement.

INTANGIBLE ASSETS

Intangible assets are recorded at cost.

The cost of internally developed computer software is capitalized when it meets capitalization criteria. The related financial expenses are capitalized over the development period.

Intangible assets with an indefinite useful life are not amortized. These assets are tested for impairment annually or more frequently if events indicate a potential impairment loss. Any excess of the carrying amount over the fair value is recognized in results for the period in which the impairment is determined.

Intangible assets with a finite useful life, namely software and licences, as well as patents, are amortized over their useful life according to the straight-line method over the following periods:

Software and licences	3 to 10 years
Patents	20 years

Note 1	Significant Accounting Policies (continued)

CAPITALIZED FINANCIAL EXPENSES

Financial expenses capitalized to property, plant and equipment under construction and to internally developed computer software related to non-regulated activities are determined on the basis of the cost of debt and recognized as a deduction from financial expenses in the consolidated results. Financial expenses capitalized to property, plant and equipment under construction that are related to rate-regulated transmission or distribution activities also take into account the return on equity of the activities concerned. The portion that corresponds to return on equity is included in Revenue in the consolidated results.

IMPAIRMENT OF LONG-LIVED ASSETS

Hydro-Québec reviews the carrying amount of its property, plant and equipment and its amortizable intangible assets whenever events or changes in circumstances indicate that the expected undiscounted net cash flows could be lower than the carrying amount of the property and assets. An impairment loss corresponding to the amount by which the carrying amount exceeds fair value is recognized, if applicable.

EMPLOYEE FUTURE BENEFITS

Pension plan and other post-retirement benefits

Hydro-Québec offers all its employees a contributory defined-benefit pension plan based on final pay (the Pension Plan), as well as other post-retirement benefits. It accounts for its obligations under the Pension Plan and these other benefits after deducting the fair value of their respective assets.

Benefit costs and obligations under the Pension Plan and other post-retirement benefits provided in exchange for current service are calculated according to the projected benefit method prorated on years of service. They are determined using a discount rate and are based on Management’s best estimates, in particular concerning the expected return on plan assets, salary escalation, the increase in health care costs, and employees’ retirement ages. Plan assets are measured at fair value at the balance sheet date.

In order to establish the benefit costs and its obligations under the Pension Plan and other post-retirement benefits, Hydro-Québec has adopted the following policies:

•	The discount rate is based on the average rate of the interest rate curve on the measurement date of high-quality Canadian corporate bonds and takes into account the expected cash flows associated with the projected benefit obligations.

•	Actuarial gains and losses are recognized in Other comprehensive income for the period in which they occur. Thereafter, amortization of actuarial gains or losses is recognized in Operating expenses if the unamortized net actuarial gain or loss at the beginning of the year exceeds 10% of the value of the projected benefit obligations or 10% of the market-related value of the plan assets, whichever is greater. The amortization corresponds to the excess divided by active employees’ average remaining years of service.

•	Past service costs (credits) arising from amendments to the Pension Plan and other post-retirement benefits are initially recognized in Other comprehensive income, and thereafter are amortized in Operating expenses using the straight-line method over periods not exceeding active employees’ average remaining years of service.

•	The expected return on Pension Plan assets is based on a market-related value determined by using a five-year moving average value for equity securities and by measuring other asset classes at fair value.

The unamortized balances of net actuarial losses and of past service costs (credits) recognized in Accumulated other comprehensive income for employee future benefits to be recovered in future rates are recognized as a regulatory asset.

Note 1	Significant Accounting Policies (continued)

Post-employment benefits

Hydro-Québec offers all its employees post-employment benefits, including a long-term disability salary insurance plan that provides for the payment of long-term defined benefits.

The post-employment benefit cost and obligation are recognized at the time of the event giving rise to the obligation to pay benefits. The cost of these benefits, including all related actuarial gains and losses, is recognized in results for the period.

ASSET RETIREMENT OBLIGATIONS

Hydro-Québec accounts for asset retirement obligations in the period in which the legal obligations with respect thereto arise, provided that a reasonable estimate of their fair value can be made. The corresponding costs of asset retirement are added to the carrying amount of the related long-lived asset and are amortized over its useful life. In subsequent years, any change due to the passage of time is recognized in operating expenses for the current year (accretion expense) and the corresponding amount is added to the carrying amount of the liability. Changes resulting from revisions to the timing or the amount of the undiscounted cash flows are recognized as an increase or decrease in the carrying amount of the liability arising from asset retirement obligations, and the corresponding amount is added to the carrying amount of the related asset or deducted up to a maximum of its carrying amount, with any excess then being recognized in results. When the asset reaches the end of its useful life, any change is immediately recognized in results. The actual costs incurred to settle asset retirement obligations are applied against liabilities. During the final settlement of such an obligation, the difference between the balance of the obligation and the actual cost incurred is recognized as a gain or a loss in results.

The cash flows required to settle asset retirement obligations are estimated on the basis of studies that use various assumptions concerning the methods and timing to be adopted for the retirement. Hydro-Québec periodically reviews the measurement of these obligations in light of the underlying assumptions and estimates, potential technological advances, and changes in applicable standards, laws and regulations.

AGREEMENTS WITH LOCAL COMMUNITIES

Hydro-Québec has entered into various agreements with the local communities concerned by certain capital projects. The amounts under these agreements are recognized in Long-term debt if they fall within the definition of a liability, and the offsetting item is recognized in Property, plant and equipment. The recognized amounts are determined by discounting the future cash flows related to these agreements. The discount rate used is the interest rate on Hydro-Québec bonds at the date of initial recognition. Subsequently, in the case of agreements with indexed cash flows, the cash flows are subject to an annual re-estimate that can result in a change in the discount rate.

RELATED PARTY TRANSACTIONS

In the normal course of business, Hydro-Québec sells electricity and enters into other business transactions with its sole shareholder, the Québec government, and its agencies, as well as with other government corporations. These transactions are measured at the exchange amount.

In addition, as a government corporation, Hydro-Québec provides the Québec government with financial data prepared in accordance with International Financial Reporting Standards so that it can prepare its consolidated financial statements.

Note 2	Changes to Accounting Policies

STANDARDS ADOPTED IN 2015

Inventory

In July 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2015-11, Inventory (Topic 330): Simplifying the Measure of Inventory. This standard requires that inventory whose cost is determined using the weighted average cost or the first-in, first-out method be measured prospectively at the lower of cost or net realizable value. Hydro-Québec opted for an early adoption as of January 1, 2015.

Debt issuance costs

In April 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. This standard requires that debt issuance costs be presented retrospectively on the balance sheet as a direct deduction from the carrying amount of the relevant debt liability. Hydro-Québec opted for an early adoption as of January 1, 2015.

STANDARDS ISSUED BUT NOT YET EFFECTIVE

Intangible assets

In April 2015, the FASB issued ASU 2015-05, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. This standard, which clarifies the circumstances in which a cloud computing arrangement includes an internal-use software licence, will apply to interim and annual financial statements for periods beginning on or after January 1, 2016. It is not expected to have any significant impact on Hydro-Québec’s consolidated financial statements.

Consolidation

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis. This standard amends the guidance concerning entities that must be fully consolidated during the preparation of consolidated financial statements. It will apply retrospectively to interim and annual financial statements for periods beginning on or after January 1, 2016. Hydro-Québec is currently examining the impact of this standard on its consolidated financial statements.

Statements of operations

In January 2015, the FASB issued ASU 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items. This standard will apply to interim and annual financial statements for periods beginning on or after January 1, 2016. It is not expected to have any significant impact on Hydro-Québec’s consolidated financial statements.

Revenue

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This standard provides guidance on the recognition of revenue at the time that goods or services are transferred to a client, for an amount that reflects the payment which the entity expects to receive in exchange for the goods or services. In August 2015, the FASB published ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date of the standard by one year, such that it will apply retrospectively to interim and annual financial statements for periods beginning on or after January 1, 2018. Hydro-Québec is currently examining the impact of this standard on its consolidated financial statements, but does not intend early adoption.

Note 3	Regulation

RATES

Changeover to U.S. GAAP

In decision D-2015-189, the Régie authorized changes, effective July 10, 2015, to certain accounting policies applied by the Transmission Provider and the Distributor for rate-setting purposes, given the application of U.S. GAAP to Hydro-Québec’s rate-regulated power transmission and distribution activities as of that date. The changes relate to the recognition of certain development expenses and some current and future costs associated with the Energy Efficiency Plan (EEP) as regulatory assets. They also concern the recognition of employee future benefits and asset retirement obligations, as well as the depreciation of property, plant and equipment related to rate-regulated activities.

Transmission

Hydro-Québec’s power transmission rates for 2015 and 2014 were determined in Régie decisions D-2015-031 and D-2014-049, effective January 1, 2015, and January 1, 2014, respectively. The authorized return on the rate base was set at 6.97% in 2015 and 7.05% in 2014, assuming a capitalization with 30% equity.

Distribution

Hydro-Québec’s electricity rates for the rate years beginning on April 1, 2015, and April 1, 2014, respectively, were determined in decisions D-2015-033 and D-2014-052, in which the Régie authorized average increases of 2.86% and 4.27% for all rates except Rate L, for which the authorized increases were 2.49% and 3.45%. The authorized return on the rate base was set at 7.08% in 2015 and 7.14% in 2014, assuming a capitalization with 35% equity.

The following information describes the impact on the consolidated financial statements of the accounting policies and practices adopted by Hydro-Québec in accordance with the Régie’s decisions with respect to its rate-regulated activities.

REGULATORY ASSETS

Costs related to the EEP

Eligible EEP costs incurred are recognized in a separate account and amortized over a 10-year period using the straight-line method. Amortization begins the year after the one in which the costs are recognized. The costs recognized in this account bear interest at the rate of return authorized by the Régie on the rate base until such time as amortization begins. This accounting practice was authorized by the Régie in decision D-2015-189, which relates to Hydro-Québec’s power distribution activities.

Costs related to the de-icing system at Lévis substation

Certain costs related to the Lévis substation de-icing system, designed in the wake of the 1998 ice storm to secure the transmission lines supplying the greater Québec area, were recognized in a separate account. These costs have been depreciated using the straight-line method starting from the date of commissioning of the de-icing system, over a period corresponding to the average remaining useful life of the assets enhanced by the system. The costs bore interest at the rate of return authorized by the Régie on the rate base until such time as they were included in the rate base and amortization began. This accounting practice was authorized by the Régie in decision D-2004-175, which relates to Hydro-Québec’s power transmission activities.

Costs related to projects pending approval by the Régie

Costs related to projects that were included in a rate application, but that are pending approval at the time the decision on the rate application is handed down, are recognized in a separate account until the projects are approved by the Régie and amortized over the subsequent year. These costs bear interest at the rates prescribed by the Régie until such time as amortization begins. This accounting practice was authorized by the Régie in decisions D-2011-039, D-2012-024, D-2012-059 and D-2014-035, which relate to Hydro-Québec’s power transmission and distribution activities.

Costs related to a suspension agreement

The Régie authorized an agreement regarding the temporary suspension of deliveries from a generating station in May 2014. The offsetting entry for the financial liability recorded with regard to this agreement was recognized in a separate non-interest-bearing account, and the adjustments related to subsequent changes in this liability are recognized in the same account. The costs related to the suspension agreement are recovered in the rates on an annual basis, depending on the amounts billed. This accounting practice was authorized by the Régie in decision D-2014-086, which relates to Hydro-Québec’s power distribution activities. In decision D-2015-179, the Régie approved an agreement regarding the use of this generating station during peak demand periods. This agreement was still not in force as at December 31, 2015.

Note 3	Regulation (continued)

Development costs

Eligible development costs are recognized in a separate non-interest-bearing account and are amortized over a five-year period using the straight-line method. Amortization begins the year after the one in which the costs are recognized. This accounting practice was authorized by the Régie in decision D-2015-189, which relates to Hydro-Québec’s power transmission and distribution activities.

Employee future benefits

The unamortized balances of net actuarial losses and of past service costs (credits) recognized in Accumulated other comprehensive income for employee future benefits to be recovered in future rates are recognized in a separate, non-interest-bearing account. This regulatory asset, which concerns Hydro-Québec’s power transmission and distribution activities, is amortized when the unamortized balances are reclassified as a cost component of employee future benefits. The Régie’s specific approval was not required because recovery of the cost of employee future benefits in the rates had already been approved.

REGULATORY ASSETS

	Expected years of amortization	2015	2014
Costs related to the EEP	2016–2025	800	904
Costs related to the de-icing system at Lévis substation	2016–2047	6	7
Costs related to projects pending approval by the Régie	–	–	37
Costs related to a suspension agreement	2016–2018	356	510
Development costs	2016–2020	17	21
Employee future benefits	As of 2016	2,877	3,262
Other	To be determined	5	–
		4,061	4,741
Short-term regulatory assets		122	182
Long-term regulatory assets		3,939	4,559

REGULATORY LIABILITIES

Deferred expense accounts related to the changeover to U.S. GAAP

The impacts of changes in accounting policies as a result of the changeover to U.S. GAAP, other than those concerning pension cost, have been recognized in separate accounts whose disposal method has not yet been established. The amounts recognized in these accounts bear interest at the rates prescribed by the Régie. The changes concern the recognition of employee future benefits other than the Pension Plan and the recognition of asset retirement obligations, as well as the review of useful lives for depreciation purposes of property, plant and equipment related to rate-regulated activities. They were authorized by the Régie in decision D-2015-189, which relates to Hydro-Québec’s power transmission and distribution activities.

Depreciation of property, plant and equipment

Prior to July 10, 2015, the useful life of property, plant and equipment was limited to 50 years for rate-setting purposes. Since then, this limit no longer applies, provided that the weighted average useful life of all property, plant and equipment of the Transmission Provider, on the one hand, and of the Distributor, on the other hand, does not exceed 50 years. The differences in the depreciation expense resulting from the application of useful lives limited to 50 years for rate-setting purposes until July 9, 2015, were recognized in a separate, non-interest-bearing account and are amortized at the same rate as the property, plant and equipment concerned.

Note 3	Regulation (continued)

Past service costs under the Pension Plan

The unamortized balance of past service costs under the Pension Plan that has already been recovered in the rates and will be reflected in the results of future years has been recognized in a separate, non-interest-bearing account. This regulatory liability is amortized when the past service costs recognized in Accumulated other comprehensive income are reclassified as a cost component of employee future benefits.

REGULATORY LIABILITIES

	Expected years of amortization	2015	2014
Deferred expense accounts related to the changeover to U.S. GAAP	To be determined	49	–
Depreciation of property, plant and equipment	2016–2115	366	317
Past service costs under the Pension Plan	2016–2022	26	33
		441	350
Short-term regulatory liabilities		49	–
Long-term regulatory liabilities		392	350

Risks and uncertainties

The risks and uncertainties related to the above regulatory assets and liabilities are subject to periodic monitoring and assessment. Once Hydro-Québec considers that it is no longer likely that the net carrying amount of a regulatory asset or liability will be taken into account in setting future rates, this amount is recognized in results for the period in which the conclusion is reached.

OTHER REGULATORY PRACTICES

Under Régie decisions D-2002-95 and D-2003-93, the compensation granted by the Québec government for the 1998 ice storm was applied against the cost of newly constructed property, plant and equipment. It is amortized over the remaining useful life of the retired assets, with the exception of the portion equivalent to the unamortized cost of these assets, which is amortized over a 10-year period. The straight-line method of depreciation is used in both cases.

In decisions D-2002-95 and D-2004-47, the Régie prescribed capitalizing financial expenses to property, plant and equipment under construction related to rate-regulated activities, according to the authorized rates of return on the rate bases. These rates, which are set using methods approved by the Régie, take into account a component associated with the cost of the debt and a component associated with the return on equity. The component associated with return on equity totaled $49 million in 2015 ($61 million in 2014).

Under Régie decisions D-2002-95 and D-2003-93, the cost of dismantling retired and replaced assets for which no asset retirement obligation was recognized is added, net of the salvage value, to the cost of the newly constructed assets. Under Régie decision D-2011-039, which relates to Hydro-Québec’s power transmission activities, the costs of restoring sites associated with replaced assets are also added to the cost of newly constructed assets.

Under Régie decisions D-2006-76 and D-2006-76R, contributions received for relocation or modification projects relating to certain transmission grid assets are recognized in a separate account and applied against property, plant and equipment. These contributions are amortized over the average useful life of assets for each project, using the straight-line method.

Finally, the legal and regulatory context in which Hydro-Québec operates gives it the right to receive from its customers or the obligation to pay to them, as the case may be, the amounts corresponding to any variance between the actual amount of certain specific items and the amount provided in rate filings for these items. They therefore give rise to financial assets or liabilities that are recovered or settled over a period of one to five years. These assets bear interest at the rates prescribed by the Régie until such time as amortization begins.

Note 3	Regulation (continued)

The following table presents the net balance of financial assets and liabilities:

FINANCIAL ASSETS AND LIABILITIES

	2015	2014
Variances in supply costs for electricity in excess of the heritage pool	368	377
Revenue variances related to climate conditions	32	52
Variances in the costs related to major outages	–	27
Variances in pension cost	(8)	(22)
Variances in the expense related to the activities of the Bureau de l’efficacité et de l’innovation énergétiques	8	(29)
Other	17	6
	417	411

Presented as follows:
Accounts receivable and other receivables	215	32
Other assets	226	379
Other liabilities	(24)	–

Regulatory assets and liabilities and financial assets and liabilities are not included in the rate base, except for costs related to the EEP, costs related to the de-icing system at Lévis substation, and development costs.

Note 4	Depreciation and Amortization

	2015	2014

Property, plant and equipment	2,160	2,099
Intangible assets[a]	164	150
Regulatory assets and liabilities	297	248
Retirement of capital assets	92	96
	2,713	2,593

a)	For the period from 2016 to 2020, amortization of intangible assets that have already been recognized should be as follows: $163 million in 2016, $144 million in 2017, $75 million in 2018, $44 million in 2019 and $19 million in 2020.

Note 5	Taxes

	2015	2014

Water-power royalties[a]	660	656
Public utilities tax[b]	268	252
Municipal, school and other taxes[c]	52	67
	980	975

a)	Water-power royalties payable to the Québec government totaled $654 million in 2015 ($651 million in 2014), including a balance due of $3 million as at December 31, 2015 (balance receivable of $3 million as at December 31, 2014).

b)	The public utilities tax is payable to the Québec government.

c)	Including $32 million payable to the Québec government in 2015 under the Act Respecting Energy Efficiency and Innovation ($21 million in 2014), of which a balance of $7 million was outstanding as at December 31, 2015 (nil as at December 31, 2014).

Note 6	Financial Expenses

	2015	2014

Interest on debt securities	2,552	2,594
Net exchange gain	(69)	(25)
Guarantee fees related to debt securities[a]	205	205
	2,688	2,774
Less
Capitalized financial expenses	211	318
Net investment income	28	31
	239	349
	2,449	2,425

a)	Guarantee fees related to debt securities are paid to the Québec government.

Note 7	Property, Plant and Equipment

						2015
	In service		Accumulated depreciation		Under construction	Net carrying amount

Generation
Hydraulic	45,462		16,772		1,752	30,442
Thermal	405		384		–	21
Other	776		463		21	334
	46,643		17,619		1,773	30,797

Transmission
Substations and lines	29,210		11,116		1,321	19,415
Other	2,454		1,417		114	1,151
	31,664		12,533		1,435	20,566

Distribution
Substations and lines	13,830		6,221		360	7,969
Other	3,335		1,683		101	1,753
	17,165		7,904		461	9,722
Construction	39		21		–	18
Corporate and Other Activities	1,148		777		84	455
	96,659	[a]	38,854	[a]	3,753	61,558

						2014
	In service		Accumulated depreciation		Under construction	Net carrying amount

Generation
Hydraulic	44,322		16,089		2,007	30,240
Thermal	662		637		–	25
Other	750		442		10	318
	45,734		17,168		2,017	30,583

Transmission
Substations and lines	27,750		10,514		1,505	18,741
Other	2,334		1,352		133	1,115
	30,084		11,866		1,638	19,856

Distribution
Substations and lines	13,444		5,967		411	7,888
Other	3,141		1,672		136	1,605
	16,585		7,639		547	9,493
Construction	40		20		–	20
Corporate and Other Activities	1,135		768		94	461
	93,578	[a]	37,461	[a]	4,296	60,413

a)	As at December 31, 2015, the cost and accumulated depreciation of property, plant and equipment in service under capital leases amounted to $699 million and $127 million, respectively ($616 million and $96 million as at December 31, 2014).

Note 8	Intangible Assets

	2015			2014
	Cost	Accumulated amortization	Net carrying amount	Cost	Accumulated amortization	Net carrying amount
Subject to amortization
Software and licences	1,849	1,277	572	1,753	1,134	619
Patents	25	14	11	24	13	11
	1,874	1,291	583	1,777	1,147	630

Not subject to amortization
Servitudes			426			419
Rights			5			13
			431			432
			1,014			1,062

Additions corresponding to internally developed software totaled $91 million in 2015 ($113 million in 2014).

Note 9	Investments

	2015	2014

At equity
Churchill Falls (Labrador) Corporation Limited (34.2%)	231	217
Société en commandite Hydroélectrique Manicouagan (60.0%)[a]	621	626
	852	843
Other	7	20
	859	863

a)	This investment includes the unamortized excess of the purchase price over the underlying net carrying amount of the assets of Société en commandite Hydroélectrique Manicouagan as at the acquisition date, which is composed of unamortizable intangible assets of $282 million and amortizable assets of $273 million (respectively, $282 million and $284 million in 2014).

In 2015, electricity purchases from Churchill Falls (Labrador) Corporation Limited [CF(L)Co] and Société en commandite Hydroélectrique Manicouagan totaled $110 million and $81 million, respectively ($102 million and $78 million in 2014).

Note 10	Other Assets

	2015	2014
Government reimbursement for the 1998 ice storm[a]	66	66
Receivables[b]	226	380
Other	16	15
	308	461

a)	In accordance with the terms and conditions in effect since January 1, 2013, the full amount of the reimbursement will be paid no later than October 15, 2019, and interest calculated at the Bankers’ Acceptance Rate for a 12-month term will be paid on an annual basis.

b)	Assets of $226 million related to variances between the actual amount of certain specific items and the amount provided in rate filings for these items ($379 million as at December 31, 2014).

Note 11	Asset Retirement Obligations

Liabilities arising from asset retirement obligations relate to the costs of dismantling Gentilly-2 nuclear generating station, the removal of spent nuclear fuel resulting from its operation, and the dismantling of thermal generating stations and certain fuel tanks and transmission substations.

The aggregate carrying amount of the asset retirement obligations is as follows:

	2015
	Dismantling of nuclear generating station[a]	Removal of spent nuclear fuel[a]	Dismantling of other assets	Total

Balance, beginning of year	483	242	158	883
Liabilities incurred	–	–	2	2
Accretion expense	26	15	4	45
Liabilities settled	(45)	(2)	(24)	(71)
Revision of estimated cash flows and expected timing of payments	–	–	6	6
Balance, end of year	464	255	146	865
Less
Current portion	55	11	19	85
	409	244	127	780

	2014
	Dismantling of nuclear generating station[a]	Removal of spent nuclear fuel[a]	Dismantling of other assets	Total

Balance, beginning of year	529	248	175	952
Liabilities incurred	–	–	5	5
Accretion expense	30	14	5	49
Liabilities settled	(76)	(3)	(17)	(96)
Revision of estimated cash flows and expected timing of payments	–	(17)	(10)	(27)
Balance, end of year	483	242	158	883
Less
Current portion	36	5	38	79
	447	237	120	804

a)	The Québec government has provided an irrevocable financial guarantee of up to $685 million to the Canadian Nuclear Safety Commission for the performance of Hydro-Québec’s obligations with regard to the cost of dismantling Gentilly-2 generating station and the removal of spent nuclear fuel.

Note 11	Asset Retirement Obligations (continued)

The carrying amount of the asset retirement obligations is based on the following key assumptions:

	Dismantling of nuclear generating station	Removal of spent nuclear fuel	Dismantling of other assets
Estimated cash flows (in constant dollars) required to settle the obligations[a]
2015	1,159	664	188
2014	1,180	647	194
Expected timing of payment of the cash flows required to settle the obligations
2015	Between 2016 and 2066	Between 2016 and 2164	Between 2016 and 2092
2014	Between 2015 and 2066	Between 2015 and 2164	Between 2015 and 2092
Discount rate (%)[b]
Initial recognition of obligations	6.4	6.4	Between 1.1 and 6.4
Subsequent recognition of obligations	Between 4.3 and 5.7	Between 3.6 and 5.7	Between 1.0 and 4.4

a)	Inflation rates varying between 1.9% and 3.7% were used to determine the asset retirement obligations.

b)	The discount rates are the credit-adjusted risk-free rates.

HYDRO-QUÉBEC TRUST FOR MANAGEMENT OF NUCLEAR FUEL WASTE

Under the Nuclear Fuel Waste Act (NFWA), which came into force in 2002, the owners of nuclear fuel waste in Canada were required to set up a management organization, the Nuclear Waste Management Organization, and each of them was required to establish a trust fund to finance the cost of long-term management of its nuclear fuel waste.

In April 2009, the Government of Canada approved a formula for financing the costs of the approach adopted for long-term nuclear fuel waste management. The amounts deposited in the trust funds can only be used to finance the implementation of this approach.

Hydro-Québec has made all the payments required under the NFWA. As at December 31, 2015, the investments held in the Hydro-Québec trust fund were composed of debt securities issued by Hydro-Québec, the fair value of which totaled $153 million ($140 million as at December 31, 2014).

The Hydro-Québec Trust for Management of Nuclear Fuel Waste is considered a variable interest entity of which Hydro-Québec is the primary beneficiary.

Note 12	Long-Term Debt

Long-term debt is mainly composed of bonds, medium-term notes and other debts, including liabilities under agreements entered into with local communities. The following table presents a breakdown of the debt, including the current portion, at amortized cost, by currency at the time of issue and at the time of repayment. Forward contracts and currency swaps traded for currency risk management purposes related to long-term debt were taken into account in determining the percentages of debt by currency at the time of repayment.

	2015				2014

	At time of issue			At time of repayment	At time of issue			At time of repayment

	In Canadian dollars and other currencies	At closing exchange rates as at the balance sheet date	%	%	In Canadian dollars and other currencies	At closing exchange rates as at the balance sheet date	%	%

Hydro-Québec’s debt
Canadian dollars[a,b]	33,953	33,953	75	100	34,295	34,295	78	100
U.S. dollars	8,098	11,212	25	–	8,094	9,388	21	–
Other currencies
Euros	60	91	–	–	60	85	–	–
Pounds sterling	–	–	–	–	200	361	1	–
Yen	1,000	12	–	–	1,000	10	–	–
		45,268	100	100		44,139	100	100
Plus
Adjustment for fair value hedged risk		404				346
		45,672				44,485
Less
Current portion		2,059				906
		43,613				43,579

a)	Including non-interest-bearing debts other than bonds and medium-term notes whose discounted value was $1,345 million as at December 31, 2015 ($1,317 million as at December 31, 2014).

b)	Certain debts carry sinking fund requirements. An amount of $701 million ($588 million as at December 31, 2014) is presented under Short-term investments for this purpose.

The table below presents the amortized cost, at the balance sheet date, of the tranches of long-term debt maturing over the next five years:

2016	2,059
2017	1,442
2018	1,163
2019	1,128
2020	2,349

Note 12	Long-Term Debt (continued)

INTEREST RATES

The following table shows interest rates on bonds and medium-term notes, which take into account contractual rates, premiums, discounts and issue expenses, as well as the effect of forward contracts and swaps traded to manage long-term risks related to debt. As at December 31, 2015, the variable rate portion of the bonds and notes totaled 14.5% (14.1% as at December 31, 2014).

%	2015				2014
Maturity	Canadian dollars	U.S. dollars	Other currencies	Weighted average	Weighted average

1 to 5 years	7.11	1.35	5.21	6.32	1.89
6 to 10 years	9.38	8.39	–	8.84	9.34
11 to 15 years	5.91	9.76	–	9.66	8.94
16 to 20 years	5.21	–	–	5.21	7.05
21 to 25 years	5.11	–	–	5.11	5.62
26 to 30 years	4.89	–	–	4.89	5.11
31 to 35 years	4.47	–	–	4.47	4.89
36 to 40 years	3.98	–	–	3.98	4.47
41 to 45 years	6.53	–	–	6.53	3.98
46 to 50 years	–	–	–	–	6.53

Weighted average	5.07	8.91	5.21	5.39	5.43

CREDIT FACILITY AND LINES OF CREDIT

Hydro-Québec has an undrawn credit facility of US$2,000 million, including a US$750-million swing loan, which will expire in 2020. Any debt securities will bear interest at a rate based on the London Interbank Offered Rate (LIBOR), except for the swing loan, which is at the U.S. base rate. Hydro-Québec also has access to undrawn operating lines of credit, which are renewed automatically in the absence of notice to the contrary and bear interest at the prime rate. As at December 31, 2015, the available balances on these lines of credit were US$200 million and $247 million in Canadian or U.S. dollars.

Note 13	Other Liabilities

	Note	2015	2014

Employee future benefit liabilities	18	2,174	2,705
Accounts payable[a]		397	516
		2,571	3,221

a)	Including a $239-million financial liability related to an agreement regarding the temporary suspension of deliveries from a generating station, which was approved by the Régie in May 2014 ($365 million as at December 31, 2014). The current portion, presented under Accounts payable and accrued liabilities, totaled $117 million as at December 31, 2015 ($145 million as at December 31, 2014). This financial liability, including the current portion, represents a discounted amount of $356 million ($510 million as at December 31, 2014) and contained an outstanding amount, payable in U.S. dollars, of $22 million (US$16 million) as at December 31, 2015 ($38 million, or US$33 million, as at December 31, 2014). As at December 31, 2015, the effective rate of this liability was 1.56% (1.53% as at December 31, 2014).

Note 14	Perpetual Debt

Perpetual notes in the amount of $311 million (US$225 million) as at December 31, 2015, and of $267 million (US$230 million) as at December 31, 2014, bear interest at LIBOR, plus 0.0625%, as calculated semiannually. As at December 31, 2015 and 2014, the rates applicable to the perpetual notes were 0.6% and 0.4%, respectively.

The perpetual notes are redeemable at Hydro-Québec’s option. In 2015, portions totaling $6 million (US$5 million) were repurchased on the secondary market and then canceled ($9 million, or US$8 million, in 2014). Various derivative instruments are used to mitigate the currency risk associated with the perpetual debt.

Note 15	Financial Instruments

In the course of its operations, Hydro-Québec carries out transactions that expose it to certain financial risks, such as market, liquidity and credit risk. Exposure to such risks and the impact on results are reduced through careful monitoring and implementation of strategies that include the use of derivative instruments.

MARKET RISK

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate as a result of changes in market prices. Hydro-Québec is exposed to three main types of market risk: currency risk, interest rate risk and risk associated with energy and aluminum prices. Active integrated management of these three types of risk aims to limit exposure to each risk to an acceptable level and reduce their overall impact on results.

MANAGEMENT OF LONG-TERM RISK

Management of risk associated with sales in U.S. dollars

Currency risk – Hydro-Québec uses currency swaps to manage currency risk associated with probable U.S.-dollar sales, designating them as cash flow hedges. The impact of these hedging transactions on results is recognized in Revenue.

Management of risk associated with debt

Currency risk and interest rate risk – Hydro-Québec uses forward contracts and currency swaps to manage the currency risk associated with long-term debt and perpetual debt, as well as forward contracts and interest rate swaps to modify long-term exposure to interest rate risk. When designated as hedging items, these derivative instruments are recognized as cash flow hedges or fair value hedges, depending on the risk hedged. The impact on results of foreign currency hedging transactions and those associated with debt interest rates is recognized in Financial expenses.

The following table shows the notional amounts, expressed in Canadian dollars and foreign currencies, of forward contracts and swaps used to manage long-term risk:

	2015[a]	2014[a]

Forward contracts
U.S. dollars	2,230	2,233

Swaps
Canadian dollars	(9,400)	(7,941)
U.S. dollars	6,042	6,042
Other currencies
Euros	61	61
Pounds sterling	–	200
Yen	1,000	1,000

a)	Figures in parentheses represent amounts to be paid.

MANAGEMENT OF SHORT-TERM RISK

Currency risk – Hydro-Québec uses forward contracts to manage its foreign currency risk exposure over the short term. When designated as hedging items, these derivative instruments are recognized as cash flow hedges. The impact of currency risk hedging transactions on results is recognized in the line item affected by the hedged item, namely Revenue, Electricity and fuel purchases, or Financial expenses. The notional amount of open positions as at December 31, 2015, was US$1,129 million in currency sales contracts (US$500 million as at December 31, 2014).

Interest rate risk – Hydro-Québec uses interest rate swaps and forward rate agreements to manage short-term interest rate risk. When designated as hedging items, these derivative instruments are recognized as cash flow hedges. The impact on results of transactions to hedge short-term interest rate risk is recognized in the line item affected by the hedged item, namely Financial expenses.

Note 15	Financial Instruments (continued)

Price risk – Hydro-Québec uses mainly commodity futures and swaps to manage risk resulting from fluctuations in energy and aluminum prices. When designated as hedging items, these derivative instruments are recognized as cash flow hedges. The impact on results of transactions to hedge the risk related to energy and aluminum prices is recognized in the line item affected by the hedged item, namely Revenue or Electricity and fuel purchases. In this context, Hydro-Québec has traded electricity futures and swaps for which open positions as at December 31, 2015, totaled 20.0 TWh (14.9 TWh as at December 31, 2014). As at December 31, 2015, there was no open position for natural gas futures (1.3 million MMBtu as at December 31, 2014) or for aluminum swaps (100,000 tonnes as at December 31, 2014).

LIQUIDITY RISK

Liquidity risk is the risk that an entity will have difficulty meeting commitments related to its financial liabilities.

Hydro-Québec’s exposure to this risk is reduced by: significant cash flows from operating activities; a diversified portfolio of highly liquid or readily convertible instruments traded with high-quality counterparties; preauthorized sources of financing; the ability to access capital markets; the diversification of financing sources; and management of the volume of floating-rate debt and debt repayable in foreign currency.

Moreover, as at December 31, 2015, $43,672 million in long-term debt, perpetual debt and borrowings, net of the sinking fund, was guaranteed by the Québec government ($40,939 million as at December 31, 2014).

CREDIT RISK

Credit risk is the risk that one party to a financial asset will fail to meet its obligations.

Hydro-Québec is exposed to credit risk related to cash and cash equivalents, short-term investments and derivative instruments traded with financial institutions. It is also exposed to credit risk related to accounts receivable and other receivables, which arises primarily from its day-to-day electricity sales in and outside Québec. Credit risk is limited to the carrying amount presented under assets on the balance sheet, which approximates fair value.

Cash and cash equivalents, short-term investments and derivative instruments

In order to reduce its credit risk exposure, Hydro-Québec deals with a number of issuers and financial institutions with high credit ratings, most of which are Canadian. In addition, it applies policies to limit risk concentration as well as various monitoring programs and sets credit limits for each counterparty. Through prior agreements, it can also limit the market value of the main derivative instrument portfolios. Any variation in market value beyond the agreed-upon limit results in a cash receipt or payment. As at December 31, 2015, substantially all counterparties dealing with Hydro-Québec had a credit rating of A or better, and none of them had defaulted on their obligations to Hydro-Québec.

Accounts receivable and other receivables

Exposure to credit risk from electricity sales is limited due to Hydro-Québec’s large and diverse customer base. Management believes that Hydro-Québec is not exposed to a significant credit risk, particularly because sales in Québec are billed at rates that allow for recovery of costs based on the terms and conditions set by the Régie. Moreover, Hydro-Québec holds as collateral customer deposits totaling $115 million ($103 million as at December 31, 2014), of which $30 million ($27 million as at December 31, 2014) is recognized in Accounts payable and accrued liabilities and $85 million ($76 million as at December 31, 2014) in Other liabilities.

The value of accounts receivable and other receivables, net of the related allowance for doubtful accounts, is presented in the following table:

	2015		2014

Accounts receivable[a]	1,626		1,826
Other receivables[b]	616		345
	2,242	[c]	2,171	[c]

a)	Including unbilled electricity deliveries, which totaled $1,093 million as at December 31, 2015 ($1,209 million as at December 31, 2014).

b)	Including a $189-million financial guarantee ($105 million in 2014) covering certain derivative instruments held at year end.

c)	Including US$229 million (US$159 million in 2014) translated at the exchange rate in effect at the balance sheet date.

The allowance for doubtful accounts receivable amounted to $273 million as at December 31, 2015 ($336 million as at December 31, 2014).

Note 15	Financial Instruments (continued)

FAIR VALUE OF DERIVATIVE INSTRUMENTS

The following tables present the fair value of derivative instruments by type and depending on whether they are designated as fair value hedges or cash flow hedges, or not designated as hedges:

			2015

	Derivatives designated as fair value hedges	Derivatives designated as cash flow hedges	Derivatives not designated as hedges	Total gross value of derivatives

Assets
Contracts – Currency risk	–	1,682	157	1,839
Contracts – Currency risk and interest rate risk	1	–	–	1
Contracts – Interest rate risk	573	–	–	573
Contracts – Price risk	–	219	84	303
	574	1,901	241	2,716

Liabilities
Contracts – Currency risk	–	(139)	(2,398)	(2,537)
Contracts – Currency risk and interest rate risk	–	–	–	–
Contracts – Interest rate risk	–	(7)	(6)	(13)
Contracts – Price risk	–	(24)	(44)	(68)
	–	(170)	(2,448)	(2,618)
Total	574	1,731	(2,207)[a]	98 [b]

			2014

	Derivatives designated as fair value hedges	Derivatives designated as cash flow hedges	Derivatives not designated as hedges	Total gross value of derivatives

Assets
Contracts – Currency risk	–	415	565	980
Contracts – Currency risk and interest rate risk	1	–	–	1
Contracts – Interest rate risk	513	8	–	521
Contracts – Price risk	–	164	44	208
	514	587	609	1,710

Liabilities
Contracts – Currency risk	–	(652)	(870)	(1,522)
Contracts – Currency risk and interest rate risk	(66)	–	–	(66)
Contracts – Interest rate risk	(1)	(13)	(9)	(23)
Contracts – Price risk	–	(20)	(35)	(55)
	(67)	(685)	(914)	(1,666)
Total	447	(98)	(305)[a]	44 [b]

a)	These derivative instruments are mainly traded as part of Hydro-Québec’s risk management. As at December 31, 2015, $(2,331) million was in consideration of amounts received or disbursed [$(508) million as at December 31, 2014] with respect to agreements to limit the market value of the main portfolios of derivative instruments. These agreements arise from frameworks applied by Hydro-Québec to reduce its credit risk exposure and limit risk concentration.

b)	Except for measurements of exchange-listed derivative instruments, which were nil as at December 31, 2015 [$(1) million as at December 31, 2014] and which are Level 1 measurements, fair value measurements of derivative instruments are Level 2 measurements. These measurements are obtained by discounting future cash flows, which are estimated on the basis of spot rates or forward rates or prices (foreign exchange rates, interest rates, and energy or aluminum prices) in effect on the balance sheet date and take into account the credit risk assessment. The valuation techniques make use of observable market data.

Note 15	Financial Instruments (continued)

The offsetting of derivative instruments is shown in the table below:

	2015			2014

	Total gross value of derivatives	Amounts offset[a]	Total net value presented on the balance sheet	Total gross value of derivatives	Amounts offset[a]	Total net value presented on the balance sheet

Assets
Short-term	452	(178)	274	582	(410)	172
Long-term	2,264	(2,136)	128	1,128	(1,037)	91
	2,716	(2,314)	402	1,710	(1,447)	263

Liabilities
Short-term	(2,550)	2,251	(299)	(965)	806	(159)
Long-term	(68)	63	(5)	(701)	641	(60)
	(2,618)	2,314	(304)	(1,666)	1,447	(219)
Total	98	–	98	44	–	44

a)	The amounts offset are related to contracts traded according to International Swaps and Derivatives Association (ISDA) guidelines and constituting enforceable master netting arrangements. Such master netting arrangements apply to all derivative instrument contracts traded over the counter.

Moreover, although certain derivatives cannot be offset, margin calls on derivative instruments may result in amounts received from or paid to clearing agents, based on the fair value of the instruments concerned. As at December 31, 2015, $316 million had been received on this basis ($103 million as at December 31, 2014); offsetting items are presented in Accounts payable and accrued liabilities under Current liabilities on the balance sheet.

Note 15	Financial Instruments (continued)

The impact of derivative instruments on results and other comprehensive income is presented in the tables below. It should be noted that most derivative instruments traded are designated as cash flow hedges or fair value hedges and therefore reduce the volatility of results, except for the ineffective portion of the hedges, which is insignificant. Derivative instruments which are not designated as hedges, but which nonetheless provide an economic hedge for at-risk opposite positions, also reduce the volatility of results. The sensitivity of results is thus limited to net exposure to unhedged risks.

				2015

	Losses (gains) on derivatives designated as fair value hedges	Losses (gains) on derivatives designated as cash flow hedges			Losses (gains) on derivatives not designated as hedges
	Recognized in results	Effective portion recognized in Other comprehensive income	Ineffective portion recognized in results	Effective portion reclassified from Other comprehensive income to results	Recognized in results

Contracts – Currency risk	–	(1,637)	2 [a]	(1,273)[a]	(584)
Contracts – Currency risk and interest rate risk	(14)	–	–	–	–
Contracts – Interest rate risk	(57)	(1)	–	3 [b]	7
Contracts – Price risk	–	(377)	(3)[c]	(325)[c]	(40)
	(71)[d]	(2,015)	(1)	(1,595)	(617)[e]

Impact of hedged items on results	73		–	1,595	607

				2014

	Losses (gains) on derivatives designated as fair value hedges	Losses (gains) on derivatives designated as cash flow hedges				Losses (gains) on derivatives not designated as hedges
	Recognized in results	Effective portion recognized in Other comprehensive income	Ineffective portion recognized in results	Effective portion reclassified from Other comprehensive income to results		Recognized in results

Contracts – Currency risk	–	(745)	3 [a]	(728)[a]		(215)
Contracts – Currency risk and interest rate risk	(1)	–	–	–		–
Contracts – Interest rate risk	(254)	1	–	12	[b]	–
Contracts – Price risk	–	(185)	(4)[c]	175	[c]	(12)
	(255)[d]	(929)	(1)	(541)		(227)[e]

Impact of hedged items on results	241		–	541		242

a)	The impact on results of currency risk hedging transactions is recognized in the line item affected by the hedged item. Therefore, $106 million was recognized in Revenue in 2015 [$(136) million in 2014], and $(1,377) million in Financial expenses [$(589) million in 2014].
b)	The impact on results of interest rate risk hedging transactions is recognized in the line item affected by the hedged item. Therefore, $3 million was recognized in Financial expenses ($12 million in 2014).
c)	The impact on results of transactions to hedge energy and aluminum price risk is recognized in the line item affected by the hedged item. Therefore, $(328) million was recognized in Revenue ($166 million in 2014); no amount was recognized in Electricity and fuel purchases ($5 million in 2014).
d)	The impact on results of fair value risk hedging transactions, including the ineffective portion, which amounts to $2 million [$(14) million in 2014], is recognized in the line item affected by the hedged item, namely Financial expenses.
e)	These instruments are essentially related to integrated risk management transactions. The impact of these instruments on results is recognized in the line item affected by the managed risk. Therefore, $4 million was recognized in Revenue in 2015 [$(8) million in 2014], $(20) million in Electricity and fuel purchases [$(3) million in 2014] and $(601) million in Financial expenses [$(216) million in 2014].

Note 15	Financial Instruments (continued)

In 2015, Hydro-Québec reclassified a net gain of $3 million from Accumulated other comprehensive income to results after discontinuing some cash flow hedges (net loss of $11 million in 2014).

As at December 31, 2015, the net amount of gains presented in Accumulated other comprehensive income that would be reclassified to results in the next 12 months was estimated at $103 million ($115 million as at December 31, 2014).

As at December 31, 2015 and 2014, the maximum period during which Hydro-Québec hedged its exposure to the variability of cash flows related to anticipated transactions was three years.

FAIR VALUE OF OTHER FINANCIAL INSTRUMENTS

Fair value measurements for other financial instruments are Level 2 measurements. Fair value is obtained by discounting future cash flows, based on rates observed on the balance sheet date for similar instruments traded on capital markets.

The fair value of cash equivalents, receivables – accounts receivable, other receivables and financial liabilities approximates their carrying amount because of the short-term nature of these financial instruments, except for the items presented in the table below:

	2015		2014

	Carrying amount	Fair value	Carrying amount	Fair value

Long-term debt[a]	45,672	62,106	44,485	60,569
Perpetual debt	311	237	267	217

a)	Including the short-term portion.

Note 16	Equity

SHARE CAPITAL

The authorized share capital consists of 50,000,000 shares with a par value of $100 each, of which 43,741,090 shares were issued and paid up as at December 31, 2015 and 2014.

RETAINED EARNINGS

Under the Hydro-Québec Act, the dividends to be paid by Hydro-Québec are declared once a year by the Québec government, which also determines the terms and conditions of payment. For a given year, the dividend cannot exceed the distributable surplus, equal to 75% of net income. This calculation is based on the consolidated financial statements. However, in respect of a given year, no dividend may be declared in an amount that would have the effect of reducing the capitalization rate to less than 25% at the end of the year. All or a portion of the distributable surplus that has not been subject to a dividend declaration may no longer be distributed to the shareholder as a dividend.

For 2015, the dividend is $2,360 million ($2,535 million for 2014).

ACCUMULATED OTHER COMPREHENSIVE INCOME

		2015

	Cash flow hedges	Employee future benefits	Accumulated other comprehensive income

Balance, beginning of year	(187)	(1,985)	(2,172)

Other comprehensive income before reclassifications	2,015	64	2,079
Amounts reclassified to results	(1,595)	243	(1,352)

Other comprehensive income	420	307 [a]	727

Balance, end of year	233	(1,678)	(1,445)

		2014

	Cash flow hedges	Employee future benefits	Accumulated other comprehensive income

Balance, beginning of year	(575)	(1,514)	(2,089)

Other comprehensive income before reclassifications	929	(696)	233
Amounts reclassified to results	(541)	225	(316)

Other comprehensive income	388	(471)[a]	(83)

Balance, end of year	(187)	(1,985)	(2,172)

a)	Other comprehensive income includes the change in the employee future benefit regulatory asset, which totaled $(385) million in 2015 ($1,312 million in 2014).

Note 17	Supplementary Cash Flow Information

	2015	2014

Change in non-cash working capital items
Accounts receivable and other receivables	(14)	268
Materials, fuel and supplies	(13)	(7)
Accounts payable and accrued liabilities	(35)	(174)
Accrued interest	(36)	(19)
	(98)	68

Investing activities not affecting cash
Increase in property, plant and equipment	91	247

Interest paid	2,178	2,097

Note 18	Employee Future Benefits

The Pension Plan is a fully funded contributory plan that ensures pension benefits based on the number of years of service and an average of the best five years of earnings. These benefits are indexed annually based on a rate which is the greater of the inflation rate, up to a maximum of 2%, and the inflation rate less 3%.

Hydro-Québec also offers other post-retirement and post-employment benefits. Post-retirement benefits are provided by group life, medical and hospitalization insurance plans, which are contributory plans with contributions adjusted annually. Post-employment benefits are under non-contributory salary insurance plans, which pay short- and long-term disability benefits. Most of these plans are not funded, with the exception of the long-term disability salary insurance plan, which is fully funded, and the supplementary group life insurance plan, which is partially funded.

All Hydro-Québec’s plans are defined benefit plans. The projected benefit obligations of these plans, valued by independent actuaries, and their assets, at fair value, are valued as at December 31 of each year. The most recent actuarial valuation of the Pension Plan for funding purposes was as at December 31, 2014, at which date the plan was funded at 122.1%. The next valuation must be as at December 31, 2015.

CHANGES IN PROJECTED BENEFIT OBLIGATIONS AND IN PLAN ASSETS, AT FAIR VALUE

	Pension Plan		Other plans

	2015	2014	2015	2014

Projected benefit obligations
Balance, beginning of year	22,275	18,628	1,339	1,125
Current service cost	441	344	44	42
Employee contributions	148	131	–	–
Benefit payments and refunds	(927)	(869)	(71)	(61)
Interest on obligations	880	879	53	53
Actuarial loss	309	3,162	43	184
Plan amendments	–	–	12	(4)

Balance, end of year	23,126	22,275	1,420	1,339

Plan assets, at fair value
Balance, beginning of year	20,778	18,732	76	72
Actual return on plan assets[a]	2,019	2,521	2	3
Employee contributions	148	131	–	–
Contributions by Hydro-Québec	225	263	13	13
Benefit payments and refunds	(927)	(869)	(19)	(12)

Balance, end of year	22,243	20,778	72	76

Funded status – Plan deficits	883	1,497	1,348	1,263

Presented as:
Accounts payable and accrued liabilities	–	–	57	55
Other liabilities	883	1,497	1,291	1,208

a)	Administrative and management expenses billed to the Pension Plan by Hydro-Québec amounted to $16 million in 2015 ($15 million in 2014).

As at December 31, 2015, accumulated benefit obligations under the Pension Plan totaled $21,681 million ($20,905 million as at December 31, 2014). Unlike projected benefit obligations, accumulated benefit obligations do not take into account the salary escalation rate assumption.

Note 18	Employee Future Benefits (continued)

PENSION PLAN ASSETS

Investments and their associated risks are managed in accordance with the Hydro-Québec Pension Fund Investment Management Policy (the Investment Policy), which is approved every year by the Board of Directors. These risks include market risk, credit risk and liquidity risk. The Investment Policy provides for diversification of benchmark portfolio securities in order to maximize the expected return within an acceptable risk interval that takes into account the volatility of the Pension Plan’s surplus or deficit. Additional frameworks define the approval process for each type of transaction and establish rules governing the active management of the different portfolios as well as credit risk management. Compliance with the Investment Policy and the additional frameworks is monitored on a regular basis. The Investment Policy allows the use of derivative instruments such as forward contracts, options and swaps.

The target allocation of Pension Plan investments, as established by the Investment Policy in effect as at December 31, 2015, was as follows:

%	Target allocation
Fixed-income securities	38
Equities	47
Alternative investments[a]	15
100

a)	Alternative investments include real estate investments, private equity investments and commercial mortgages.

The fair value of Pension Plan investments as at December 31, according to the fair value hierarchy and based on the type of securities, was as follows:

	2015					2014
	Level 1	Level 2	Level 3	Total		Level 1	Level 2	Level 3	Total
Short-term investments[a]	–	213	–	213		–	142	–	142
Bonds[a,b]	593	6,908	–	7,501		1,212	6,665	–	7,877
Listed shares	9,695	–	–	9,695		9,001	–	–	9,001
Real estate investments[c]	349	–	2,474	2,823		341	–	2,121	2,462
Commercial mortgages[a]	–	76	–	76		–	78	–	78
Private equity investments[d]	–	–	234	234		–	–	87	87
Hedge funds[e]	361	1,155	–	1,516		443	816	–	1,259
Derivatives[f]	(11)	24	–	13		(11)	35	–	24
	10,987	8,376	2,708	22,071		10,986	7,736	2,208	20,930
Other[g]				206					166
				22,277	[h]				21,096	[h]

a)	The fair value of Level 2 short-term investments, bonds and commercial mortgages is essentially measured by discounting net future cash flows, based on the current market rate of return.
b)	Pension Plan assets include securities issued by Hydro-Québec, as well as by the Québec government and some of its agencies, for a total of $1,137 million ($1,124 million in 2014).
c)	The fair value of Level 3 real estate investments is measured by independent appraisers. The main method used to determine the fair value of these investments is discounting future cash flows. This method is based on observable and unobservable inputs, in particular the discount rate and future cash flows.
d)	The fair value of private equity investments is measured by various techniques including future cash flow discounting or using data such as capitalization multiples or the price of recent comparable transactions.
e)	Hedge funds are measured at the values provided by the fund managers, which are determined on the basis of the fair value of the underlying investments or of the net asset value.
f)	Level 2 derivatives are measured using the market closing prices of the underlying products or by discounting net future cash flows.
g)	“Other” includes cash, as well as interest and dividends receivable.
h)	The fair value of investments does not take into account the net amount of payables and receivables, which is a payable of $34 million ($318 million in 2014).

Note 18	Employee Future Benefits (continued)

A reconciliation of the opening and closing balances of Level 3 investments is presented in the table below:

			2015			2014

	Real estate investments	Private equity investments	Total	Real estate investments	Private equity investments	Total

Balance, beginning of year	2,121	87	2,208	1,941	–	1,941
Unrealized net gains	68	50	118	33	15	48
Realized net gains	28	2	30	–	–	–
Acquisitions and disposals	257	95	352	147	72	219

Balance, end of year	2,474	234	2,708	2,121	87	2,208

In 2015 and 2014, there was no reclassification between Level 3 and Levels 1 and 2.

OTHER PLAN ASSETS

Other plan assets as at December 31, 2015, were composed of bonds issued by Hydro-Québec for a total of $67 million ($69 million as at December 31, 2014), as well as cash amounting to $5 million ($7 million as at December 31, 2014). Bonds are classified at Level 2 in the fair value hierarchy.

Note 18	Employee Future Benefits (continued)

PLAN COSTS

NET COST COMPONENTS RECOGNIZED FOR THE YEAR

	Pension Plan		Other plans

	2015	2014	2015	2014

Current service cost	441	345	44	42
Interest on obligations	880	879	53	53
Expected return on plan assets	(1,302)	(1,189)	(3)	(3)
Amortization of net actuarial loss	291	181	25	11
Amortization of past service costs (credits)	29	37	(1)	(5)
Actuarial (gain) loss on long-term disability salary insurance plan	–	–	(4)	2

Net cost recognized for the year	339	253	114	100

COMPONENTS OF OTHER COMPREHENSIVE INCOME FOR THE YEAR

	Pension Plan		Other plans

	2015	2014	2015	2014

Actuarial (gain) loss	(408)	1,829	48	182
Past service costs (credits)	–	–	12	(4)
Amortization of net actuarial loss	(291)	(181)	(25)	(11)
Amortization of past service (costs) credits	(29)	(37)	1	5

Total (increase) decrease in Other comprehensive income	(728)	1,611	36	172
Less
(Decrease) increase in the employee future benefit regulatory asset	(397)	1,189	12	123

Net (increase) decrease in Other comprehensive income	(331)	422	24	49

COMPONENTS OF ACCUMULATED OTHER COMPREHENSIVE INCOME

	Pension Plan		Other plans

	2015	2014	2015	2014

Unamortized net actuarial loss	4,110	4,809	421	398
Unamortized past service costs (credits)	59	88	(35)	(48)

Aggregate of amounts recognized in Accumulated other comprehensive income	4,169	4,897	386	350

Less
Employee future benefit regulatory asset	2,630	3,027	247	235

Net amount recognized in Accumulated other comprehensive income	1,539	1,870	139	115

For 2016, the amortization of the net actuarial loss and the past service costs (credits) in the net cost recognized for the year should amount to $247 million and $16 million, respectively, for the Pension Plan, and to $26 million and $(6) million, respectively, for the other plans.

Note 18	Employee Future Benefits (continued)

SIGNIFICANT ACTUARIAL ASSUMPTIONS

The following actuarial assumptions, used to determine the projected benefit obligations and net cost recognized, result from a weighted average:

	Pension Plan		Other plans

%	2015	2014	2015	2014

Projected benefit obligations
Rate at end of year
Discount rate	3.89	3.98	3.89	3.98
Salary escalation rate[a]	3.21	3.23	–	–

Net cost recognized
Rate at end of prior year
Discount rate	3.98	4.77	3.98	4.77
Expected long-term rate of return on plan assets[b]	6.75	6.75	3.33	3.73
Salary escalation rate[a]	3.23	3.31	–	–

Active employees’ average remaining years of service	13	12	12	12

a)	This rate takes salary increases into account as well as promotion opportunities while in service.
b)	The expected long-term rate of return on the Pension Plan assets is the average of the expected long-term return on the various asset classes, weighted according to their respective target weightings, plus a rebalancing, diversification and active management premium, minus expected management and administration fees.

As at December 31, 2015, health care costs were based on an annual growth rate of 5.50% for 2016. According to the assumption used, this rate will then decrease to a final rate of 4.90% in 2030. A change of 1% in this annual growth rate would have had the following impact in 2015 and 2014:

	1% increase		1% decrease

	2015	2014	2015	2014

Impact on current service cost and interest cost on projected benefit obligations for the year	9	8	(7)	(5)
Impact on projected benefit obligations at end of year	110	98	(85)	(77)

BENEFITS TO BE PAID IN NEXT 10 YEARS

	Pension Plan	Other plans
2016	957	68
2017	1,003	70
2018	1,049	74
2019	1,096	77
2020	1,145	80
2021–2025	6,460	441

In 2016, Hydro-Québec expects to make contributions of $282 million and $18 million, respectively, to the Pension Plan and other plans.

Note 19	Commitments and Contingencies

COMMITMENTS

Electricity purchases

On May 12, 1969, Hydro-Québec signed a contract with CF(L)Co whereby Hydro-Québec undertook to purchase substantially all the output from Churchill Falls generating station, which has a rated capacity of 5,428 MW. In 2016, this contract will be automatically renewed for a further 25 years under agreed-upon terms and conditions. On June 18, 1999, Hydro-Québec and CF(L)Co entered into a contract to guarantee the availability of 682 MW of additional power until 2041 for the November 1 to March 31 winter period.

As at December 31, 2015, Hydro-Québec was also committed under contracts to purchase electricity from other power producers. Based on the renewal clauses, the terms of these contracts extend through 2052. Hydro-Québec had also undertaken to purchase power transmission rights.

On the basis of all these commitments, Hydro-Québec expects to make the following payments over the coming years:

2016	1,646
2017	1,802
2018	1,913
2019	2,064
2020	2,074
2021 and thereafter	32,542

Investments

Hydro-Québec expects to invest approximately $3.9 billion in property, plant and equipment and intangible assets in 2016.

CONTINGENCIES

Guarantees

In accordance with the terms and conditions of certain debt securities issued outside Canada, Hydro-Québec has undertaken to increase the amount of interest paid to non-residents in the event of changes to Canadian tax legislation governing the taxation of non-residents’ income. Hydro-Québec cannot estimate the maximum amount it might have to pay under such circumstances. Should an amount become payable, Hydro-Québec has the option of redeeming most of the securities in question. As at December 31, 2015, the amortized cost of the long-term debts concerned was $5,903 million.

Litigation

In the normal course of its development and operating activities, Hydro-Québec is sometimes party to claims and legal proceedings. Management is of the opinion that an adequate provision has been made for these legal actions. Consequently, it does not foresee any significant adverse effect of such contingent liabilities on Hydro-Québec’s consolidated operating results or financial position.

Among other ongoing actions, some Aboriginal communities have instituted proceedings against the governments of Canada and Québec, as well as against Hydro-Québec, based on demands concerning their ancestral rights. In particular, the Innus of Uashat mak Mani-Utenam are demanding $1.5 billion in damages resulting from various operations carried out on land they claim as their own. Hydro-Québec is challenging the legitimacy of these claims.

Moreover, in June 2009, the Innus of Uashat mak Mani-Utenam served notice that they had filed for an injunction to suspend work at the Romaine complex jobsite, and in May 2010, an application was added for an interlocutory injunction to suspend work on the related tie lines. In March 2015, a proposed out-of-court settlement for the injunction proceedings was accepted by a vast majority of the applicants. A motion was filed in November 2015 to have the courts declare as inadmissible the injunctions being brought by dissident claimants. This motion has been taken under advisement.

As well, in November 2006, the Innus of Pessamit reactivated a case instituted in 1998 aimed at obtaining, among other things, the recognition of ancestral rights related to Québec lands on which certain hydroelectric generating facilities belonging to the Manic-Outardes complex are located. The Innus of Pessamit are claiming $500 million. Hydro-Québec is challenging the legitimacy of this claim. In July 2015, the Superior Court granted a motion in which the Innus of Pessamit requested that proceedings be suspended until the end of January 2017 so that they could pursue discussions with the Québec government.

Note 20	Segmented Information

Hydro-Québec carries on its activities in the four reportable business segments defined below. The non-reportable business segments and other activities are grouped together under Corporate and Other Activities for reporting purposes.

Generation: Hydro-Québec Production operates and develops Hydro-Québec’s generating facilities. It provides Hydro-Québec Distribution with an annual base volume of up to 165 TWh of heritage pool electricity, and can participate in that division’s calls for tenders in a context of free market competition. In addition, it sells electricity and engages in arbitrage transactions on external markets.

Transmission: Hydro-Québec TransÉnergie operates and develops Hydro-Québec’s power transmission system. It markets system capacity and manages power flows throughout Québec.

Distribution: Hydro-Québec Distribution operates and develops Hydro-Québec’s distribution system and ensures the supply of electricity to the Québec market. It also engages in activities related to selling electricity in Québec, delivering customer services and promoting energy efficiency.

Construction: Hydro-Québec Équipement et services partagés and Société d’énergie de la Baie James (SEBJ) design, build and refurbish generating and transmission facilities, mainly for Hydro-Québec Production and Hydro-Québec TransÉnergie. Hydro-Québec Équipement et services partagés is responsible for projects throughout Québec, except in the territory governed by the James Bay and Northern Québec Agreement (JBNQA). SEBJ builds generating facilities in the territory governed by the JBNQA (north of the 49th parallel) and may also carry out certain projects elsewhere in Québec or outside the province.

Corporate and Other Activities: The corporate units help the divisions achieve their business objectives. They include the Groupe – Développement de l’entreprise, planification stratégique et innovation, Groupe – Direction financière et contrôle, Vice-présidence – Affaires corporatives et secrétariat général, Vice-présidence – Financement, trésorerie et caisse de retraite, Vice-présidence – Ressources humaines and Vice-présidence – Technologies de l’information et des communications, as well as the Direction principale – Centre de services partagés, which reports to Hydro-Québec Équipement et services partagés. The Centre de services partagés brings together internal company-wide shared services, including procurement of goods and services, real estate management, vehicle fleet management, materials management, as well as management of food, accommodation and air transportation services.

The amounts presented for each segment are based on the financial information used to prepare the consolidated financial statements. The accounting policies used to calculate these amounts are as described in Note 1, Significant Accounting Policies, and Note 3, Regulation.

Intersegment transactions related to electricity sales are recorded based on the supply and transmission rates provided for by the Act Respecting the Régie de l’énergie. The Act sets a supply rate for an annual base volume of up to 165 TWh of heritage pool electricity for the Québec market.

Intersegment products and services are measured at full cost, which includes all costs directly associated with product or service delivery.

Most of Hydro-Québec’s revenue is from Québec, and substantially all its property, plant and equipment are related to its Québec operations. In 2015, revenue from outside Québec amounted to $1,825 million, with $1,458 million originating from the United States ($1,736 million and $1,389 million, respectively, in 2014).

Note 20	Segmented Information (continued)

The following tables contain information related to results, assets and investing activities by segment:

							2015
	Generation	Transmission	Distribution	Construction	Corporate and Other Activities	Intersegment eliminations and adjustments	Total
Revenue
External customers	1,833	120	11,752	–	49	–	13,754
Intersegment customers	4,791	3,188	82	2,098	1,634	(11,793)	–
Depreciation and amortization	766	1,033	806	4	104	–	2,713
Financial expenses	1,129	827	471	–	29	(7)	2,449
Net income	2,130	558	364	–	95	–	3,147
Total assets	33,108	20,944	13,425	58	7,829	(165)	75,199
Investments in property, plant and equipment and intangible assets affecting cash	957	1,587	756	1	139	–	3,440

							2014
	Generation	Transmission	Distribution	Construction	Corporate and Other Activities	Intersegment eliminations and adjustments	Total
Revenue
External customers	1,758	130	11,695	–	69	–	13,652
Intersegment customers	5,008	3,122	82	2,281	1,629	(12,122)	–
Depreciation and amortization	716	1,032	746	3	96	–	2,593
Financial expenses	1,138	794	463	–	35	(5)	2,425
Net income	2,301	560	343	–	121	–	3,325
Total assets	32,500	20,323	13,695	65	6,696	(171)	73,108
Investments in property, plant and equipment and intangible assets affecting cash	1,204	1,623	825	11	152	–	3,815

Note 21	First-Time Application of U.S. GAAP

Hydro-Québec’s consolidated financial statements have been prepared in accordance with U.S. GAAP since January 1, 2015. Prior to that date, they were prepared in accordance with Canadian GAAP.

The tables and notes below describe the impact of the transition from Canadian GAAP to U.S. GAAP.

RECONCILIATION OF NET INCOME

	Notes	Year ended December 31, 2014

Net income in accordance with Canadian GAAP		3,380
Adjustments
Employee future benefits	a	34
Regulatory assets and liabilities	b	(77)
Other adjustments	e	(12)
		(55)

Net income in accordance with U.S. GAAP		3,325

RECONCILIATION OF COMPREHENSIVE INCOME

	Notes	Year ended December 31, 2014

Comprehensive income in accordance with Canadian GAAP		3,759
Adjustments
Net income		(55)
Employee future benefits	a	(471)
Other adjustments	e	9
		(517)

Comprehensive income in accordance with U.S. GAAP		3,242

Note 21	First-Time Application of U.S. GAAP (continued)

RECONCILIATION OF EQUITY

	Notes	As at January 1, 2014	As at December 31, 2014

Retained earnings in accordance with Canadian GAAP		15,568	16,413
Adjustments
Employee future benefits	a	(462)	(428)
Regulatory assets and liabilities	b	(273)	(350)
Other adjustments	e	136	124
		(599)	(654)

Retained earnings in accordance with U.S. GAAP		14,969	15,759

	Notes	As at January 1, 2014	As at December 31, 2014

Accumulated other comprehensive income in accordance with Canadian GAAP		(548)	(169)
Adjustments
Employee future benefits	a	(1,514)	(1,985)
Other adjustments	e	(27)	(18)
		(1,541)	(2,003)

Accumulated other comprehensive income in accordance with U.S. GAAP		(2,089)	(2,172)

Note 21	First-Time Application of U.S. GAAP (continued)

CONSOLIDATED BALANCE SHEETS

As at January 1, 2014	Notes	Canadian GAAP	Adjustments	U.S. GAAP

ASSETS
Current assets
Cash and cash equivalents	c, d	1,695	(262)	1,433
Short-term investments		1,689	–	1,689
Accounts receivable and other receivables	c, d, e	2,177	232	2,409
Derivative instruments	c, d, e	883	(807)	76
Regulatory assets		1	–	1
Materials, fuel and supplies	d	194	(2)	192
		6,639	(839)	5,800
Property, plant and equipment	d, e	59,077	(308)	58,769
Intangible assets	b, d, e	2,323	(1,278)	1,045
Investments	d, e	146	717	863
Derivative instruments	c, e	659	(641)	18
Regulatory assets	a, b	8	2,939	2,947
Other assets	a, d	4,258	(3,786)	472

		73,110	(3,196)	69,914

LIABILITIES
Current liabilities
Borrowings		23	–	23
Accounts payable and accrued liabilities	a, d	2,229	49	2,278
Dividend payable		2,207	–	2,207
Accrued interest		890	–	890
Asset retirement obligations	d	118	(1)	117
Derivative instruments	c, d	576	(317)	259
Current portion of long-term debt	d	1,157	(11)	1,146
		7,200	(280)	6,920
Long-term debt	e	43,067	7	43,074
Asset retirement obligations		834	–	834
Derivative instruments	c	1,295	(1,144)	151
Regulatory liabilities	b	–	273	273
Other liabilities	a, e	1,067	88	1,155
Perpetual debt		253	–	253

		53,716	(1,056)	52,660

EQUITY
Share capital		4,374	–	4,374
Retained earnings	a, b, e	15,568	(599)	14,969
Accumulated other comprehensive income	a, e	(548)	(1,541)	(2,089)
		19,394	(2,140)	17,254

		73,110	(3,196)	69,914

Note 21	First-Time Application of U.S. GAAP (continued)

CONSOLIDATED BALANCE SHEETS

As at December 31, 2014	Notes	Canadian GAAP	Adjustments	U.S. GAAP

ASSETS
Current assets
Cash and cash equivalents	d	1,275	(4)	1,271
Short-term investments		1,664	–	1,664
Accounts receivable and other receivables	d, e	2,184	(13)	2,171
Derivative instruments	c, e	507	(335)	172
Regulatory assets		182	–	182
Materials, fuel and supplies	d	201	(2)	199
		6,013	(354)	5,659
Property, plant and equipment	d, e	60,713	(300)	60,413
Intangible assets	b, d, e	2,278	(1,216)	1,062
Investments	d, e	151	712	863
Derivative instruments	c, e	1,047	(956)	91
Regulatory assets	a, b	372	4,187	4,559
Other assets	a	4,316	(3,855)	461

		74,890	(1,782)	73,108

LIABILITIES
Current liabilities
Borrowings	c	126	(103)	23
Accounts payable and accrued liabilities	a, c	2,099	158	2,257
Dividend payable		2,535	–	2,535
Accrued interest		907	–	907
Asset retirement obligations		79	–	79
Derivative instruments	c	896	(737)	159
Current portion of long-term debt		906	–	906
		7,548	(682)	6,866
Long-term debt	e	43,571	8	43,579
Asset retirement obligations		804	–	804
Derivative instruments	c	623	(563)	60
Regulatory liabilities	b	–	350	350
Other liabilities	a, e	1,459	1,762	3,221
Perpetual debt		267	–	267

		54,272	875	55,147

EQUITY
Share capital		4,374	–	4,374
Retained earnings	a, b, e	16,413	(654)	15,759
Accumulated other comprehensive income	a, e	(169)	(2,003)	(2,172)
		20,618	(2,657)	17,961

		74,890	(1,782)	73,108

Note 21	First-Time Application of U.S. GAAP (continued)

ADJUSTMENTS

a)	Employee future benefits

In accordance with Canadian GAAP, Hydro-Québec recognized accrued benefit assets and liabilities in Other assets and Other liabilities on the balance sheet, namely the cumulative difference between accrued benefit costs recognized and the contributions that it was making to the various plans.

Under U.S. GAAP, Hydro-Québec recognizes the funded status of plans on the balance sheet, namely the difference between the fair value of their respective assets and the value of projected benefit obligations. Consequently, on the date of transition to U.S. GAAP, the unamortized net actuarial losses and unamortized past service costs (credits) under the Pension Plan and other post-retirement benefits were recognized in Accumulated other comprehensive income, while the actuarial gain related to post-employment benefits was recognized in Retained earnings. Hydro-Québec also recognizes a regulatory asset against components of Accumulated other comprehensive income related to rate-regulated activities to take into account the expected recovery of these amounts in setting future rates.

As at January 1, 2014, these adjustments resulted in a $1,950-million increase in regulatory assets ($3,262 million as at December 31, 2014), a $3,782-million decrease in employee future benefit assets presented in Other assets ($3,855 million as at December 31, 2014), a $54-million increase in accounts payable and accrued liabilities ($55 million as at December 31, 2014), a $90-million increase in employee future benefit liabilities presented in Other liabilities ($1,765 million as at December 31, 2014), a $462-million decrease in retained earnings ($428 million as at December 31, 2014) and a $1,514-million decrease in accumulated other comprehensive income ($1,985 million as at December 31, 2014).

For 2014, these adjustments resulted in a $34-million increase in net income and a $471-million decrease in other comprehensive income.

b)	Regulatory assets and liabilities

In accordance with Canadian GAAP, development costs were capitalized when they met capitalization criteria. Under U.S. GAAP, these costs cannot be capitalized and must be expensed in the period in which they are incurred. However, the Régie authorized the recognition as regulatory assets of certain development costs related to rate-regulated activities, including the costs of implementing the EEP.

This adjustment led to a $989-million decrease in intangible assets as at January 1, 2014 ($925 million as at December 31, 2014) and a corresponding increase in regulatory assets.

Prior to July 10, 2015, the useful life of property, plant and equipment was limited to 50 years for rate-setting purposes. Since then, this limit no longer applies, provided that the weighted average useful life of all property, plant and equipment of the Transmission Provider, on the one hand, and of the Distributor, on the other hand, does not exceed 50 years. The differences in the depreciation expense resulting from the application of useful lives limited to 50 years for rate-setting purposes until July 9, 2015, were accounted for as regulatory liabilities. This adjustment led to a $229-million increase in regulatory liabilities as at January 1, 2014, and a corresponding decrease in retained earnings. For 2014, it resulted in an $88-million decrease in net income, a corresponding decrease in retained earnings and a corresponding increase in regulatory liabilities.

The unamortized balance, as at July 10, 2015, of past service costs under the Pension Plan that has already been recovered in the rates and will be reflected in the results of future years was accounted for as a regulatory liability. This adjustment led to a $44-million increase in regulatory liabilities as at January 1, 2014, and a corresponding decrease in retained earnings. For 2014, it resulted in an $11-million increase in net income, a corresponding increase in retained earnings and a corresponding decrease in regulatory liabilities.

Moreover, in accordance with Canadian GAAP, the straight-line method of depreciation was adopted prospectively on January 1, 2010, for property, plant and equipment related to rate-regulated activities, replacing the sinking fund method for regulatory accounting purposes. Since the sinking fund method is not acceptable under U.S. GAAP, the cumulative variance between the amounts calculated under the two methods as at January 1, 2010, was measured and amounted to approximately $3.4 billion. Because the variance is taken into account in the depreciation and amortization expense for purposes of setting rates for the Transmission Provider and the Distributor, this amount constitutes a regulatory asset which was charged against the accumulated depreciation balance for property, plant and equipment.

Note 21	First-Time Application of U.S. GAAP (continued)

c)	Derivative instruments

In accordance with Canadian GAAP, set-off was compulsory if the entity had an unconditional and legally enforceable right of set-off and intended to proceed with a net settlement. Under U.S. GAAP, the legally enforceable right does not need to be unconditional. In addition, in the event derivative instruments are subject to an enforceable master netting arrangement, the intent to proceed with a net settlement is not a required criterion.

As at January 1, 2014, this adjustment led to an $816-million decrease in derivative instruments classified under Current assets ($342 million as at December 31, 2014), a $642-million decrease in derivatives classified under Long-term assets ($958 million as at December 31, 2014), a $314-million decrease in derivatives classified under Current liabilities ($737 million as at December 31, 2014), and a $1,144-million decrease in derivatives classified under Long-term liabilities ($563 million as at December 31, 2014).

In addition, margin calls on derivative instruments may result in amounts received from or paid to clearing agents, based on the fair value of the instruments concerned. Previously, the offsetting item for the amounts received was presented in Borrowings under Current liabilities on the balance sheet (nil as at January 1, 2014, and $103 million as at December 31, 2014), while the offsetting item for the amounts paid was presented in Cash and cash equivalents, under Current assets on the balance sheet ($248 million as at January 1, 2014, and nil as at December 31, 2014). The amounts are now presented respectively in Accounts payable and accrued liabilities and in Accounts receivable and other receivables.

d)	Joint ventures

In accordance with Canadian GAAP, interests in joint ventures were accounted for using the proportionate consolidation method. Under U.S. GAAP, such interests must be accounted for using the equity method. The adjustment as at January 1, 2014, and December 31, 2014, consists in reclassifying joint venture assets and liabilities to Investments, and in reclassifying the revenue and expenses thereof to Revenue.

e)	Other adjustments

Other adjustments are related to various items that are not individually or collectively material.

CONSOLIDATED STATEMENTS OF CASH FLOWS

The transition from Canadian GAAP to U.S. GAAP has not had any significant impact on the totals presented as operating, investing and financing activities in the consolidated statements of cash flows.

SUPPLEMENTARY INFORMATION

(UNAUDITED)

Long-term debt is shown at amortized cost (see “Note 1 to the 2015 Consolidated Financial Statements” under “Financial Instruments – Other receivables and financial liabilities”).

The following table sets forth the non-consolidated and outstanding long-term debt by issue of Hydro-Québec as of December 31, 2015, expressed in Canadian dollars and in currency units:

LONG-TERM DEBT BY ISSUE

Series	Maturity Date	Issue Date[a]	Interest Rate %	Amortized Cost in Canadian Dollars	Nominal Amount in Canadian Dollars	CUSIP Number or ISIN Code	References[b]

Payable in Canadian Dollars

HG	2019-11-22	1989-11-22	10.000	$100,025,014	$100,000,000	448814 DE 0
II	2020-01-10	1993-07-27	10.250	156,339,206	150,000,000	448814 EF 6
HL	2020-08-15	1990-08-15	11.000	1,094,806,864	1,110,000,000	448814 DG 5
HM	2020-08-15	1990-08-15	–	1,070,364,610	1,729,000,000	448814 DK 6
HX	2021-10-15	1991-10-15	10.500	1,094,915,401	1,100,000,000	448814 DW 0
IC	2022-07-15	1992-07-15	9.625	1,938,173,983	1,950,000,000	448814 DZ 3
IH	2031-02-26	1993-07-27	11.000	221,538,897	190,000,000	448814 EG 4
JG	2031-08-15	1999-01-26	6.000	826,717,473	825,675,000	448814 GY 3
JM	2045-02-15	2006-10-17	5.000	5,085,204,691	5,000,000,000	CA448814 HZ 92
JN	2050-02-15	2009-01-15	5.000	7,873,248,276	7,000,000,000	CA448814 JA 24
JQ	2055-02-15	2014-11-04	4.000	536,859,366	500,000,000	CA448814 8V 86

Medium-term notes issued under Canadian MTN program

0062	2016-03-01	2010-02-23	3.290	14,626,083	14,626,000	CA44889Z EJ 18
0056	2017-03-02	2009-03-02	4.205	26,675,581	26,186,000	CA44889Z EC 64
0059	2017-04-15	2009-10-14	–	50,252,140	52,220,000	CA44889Z EF 95
0049	2018-08-15	2003-09-04	5.500	149,807,119	150,000,000	CA44889Z DU 71
0064	2018-09-03	2013-09-03	Floating	999,465,244	1,000,000,000	CA44889Z EL 63
0057	2019-03-02	2009-03-02	4.678	14,600,000	14,600,000	CA44889Z ED 48
0066	2019-12-01	2014-08-28	Floating	999,255,463	1,000,000,000	CA44889Z EN 20
0003	2021-08-15	1996-09-27	–	37,846,947	48,000,000	–	1
0060	2022-04-15	2009-10-14	–	44,231,487	59,450,000	CA44889Z EG 78
0065	2024-03-07	2014-03-07	3.308	12,000,000	12,000,000	CA44889Z EM 47
0005	2024-11-07	1996-11-07	7.500	25,000,000	25,000,000	CA44889Z DZ 68
0061	2027-04-15	2009-10-14	–	36,261,201	65,450,000	CA44889Z EH 51
0017	2029-01-16	1999-02-02	6.500	78,954,769	75,000,000	CA44889Z CK 09
0038	2031-08-15	2001-01-17	6.000	4,114,265	4,325,000	CA44889Z DG 87
0009	2035-01-16	1998-02-03	6.500	708,866,887	686,500,000	CA44889Z BF 23
0011	2035-01-16	1998-02-18	Various	34,637,831	50,000,000	CA44889Z BH 88	2
0016	2035-01-16	1998-07-27	3.529	113,511,692	170,000,000	CA44889Z CJ 36	3
0019	2035-02-15	1999-04-30	6.500	4,066,758,878	3,794,000,000	CA44889Z CM 64
0012	2035-07-16	1998-06-05	Various	85,944,088	150,000,000	CA44889Z BJ 45	4
0014	2035-07-16	1998-07-15	–	30,941,531	73,500,000	–	5
0020	2040-02-15	1999-05-14	6.000	4,232,389,211	3,770,500,000	CA44889Z CN 48
0032	2050-02-15	2000-08-01	6.000	47,549,858	50,000,000	CA44889Z DA 18
0033	2060-02-15	2000-11-02	Various	504,795,565	200,000,000	CA44889Z DB 90	6
0037	2060-02-15	2001-01-12	Various	80,695,913	10,000,000	CA44889Z DF 05	7
0039	2060-02-15	2001-01-19	Various	304,510,306	121,000,000	CA44889Z DH 60	8
0040	2060-02-15	2001-01-24	Various	37,433,120	30,000,000	CA44889Z DJ 27	9

Present value of lease obligations for regional offices and service facilities				25,089,705
Others				1,319,736,698

Debt classified by currency of issue				34,084,145,363

Debt classified by currency of repayment[d]				45,276,546,334

Series	Maturity Date	Issue Date[a]	Interest Rate %	Amortized Cost in Canadian Dollars[c]	Nominal Amount in Currency Units		CUSIP Number or ISIN Code	References[b]

Payable in U.S. Dollars

IU	2016-04-01	1996-04-01	7.500	$553,400,238	US$	400,000,000	448814 EK 5
JO	2016-06-30	2011-06-30	2.000	1,383,784,507		1,000,000,000	US448814 JB05
JP	2017-06-19	2012-06-19	1.375	1,383,392,339		1,000,000,000	US448814 8U08
HS	2021-02-01	1991-02-12	9.400	1,237,793,280		900,000,000	448814 DM 2
HY	2022-01-15	1992-01-30	8.400	1,375,221,198		1,000,000,000	448814 DX 8
IO	2024-07-07	1994-07-07	8.050	1,380,078,301		999,950,000	448814 EJ 8
GF	2026-03-01	1986-03-13	8.875	343,581,059		250,000,000	448814 CP 6	10
GH	2026-04-15	1986-04-30	8.250	342,933,345		250,000,000	448814 CS 0	10
GQ	2027-01-15	1987-01-29	8.250	343,224,942		250,000,000	448814 CT 8
HE	2029-06-15	1989-06-22	8.625	344,161,717		250,000,000	448814 DB 6
HH	2029-12-01	1989-12-07	8.500	686,897,367		500,000,000	448814 DC 4
HK	2030-04-15	1990-04-18	9.375	687,513,014		500,000,000	448814 DF 7
HQ	2030-11-15	1990-11-20	9.500	685,019,097		500,000,000	448814 DL 4

Medium-term notes issued under U.S. MTN program

B-7	2020-12-11	1990-12-10	9.400	13,810,593		10,000,000	44881H AF 1
B-48	2021-12-20	1991-12-19	8.680	69,038,946		50,000,000	44881H BX 1
B-49	2022-02-15	1992-02-24	9.800	72,786,235		50,000,000	44881H BY 9
B-64	2022-05-10	1992-04-30	9.750	28,941,983		20,000,000	44881H CL 6
B-124	2024-11-18	1994-11-18	8.910	35,354,888		25,000,000	44881H ET 7
B-125	2025-03-28	1995-03-28	8.400	77,662,249		55,000,000	44881H EU 4
B-127	2026-01-03	1996-01-03	6.270	69,014,558		50,000,000	44881H EW 0
B-63	2027-04-30	1992-04-30	9.500	28,997,131		20,000,000	44881H CK 8
B-130	2028-07-13	1998-07-13	6.625	69,114,611		50,000,000	44881H EZ 3

Debt classified by currency of issue				11,211,721,598

Debt classified by currency of repayment[d]				121,748,052

Payable in Euro

D15B	2016-05-01	1986-05-01	6.000	$90,917,369		€60,529,289	DE0004780325

Debt classified by currency of issue				90,917,369

Debt classified by currency of repayment[d]				–

Payable in Japanese Yen

Medium-term notes issued under Euro MTN program

34	2017-03-17	1997-03-17	4.850	$11,510,056		¥1,000,000,000	XS0074480319

Debt classified by currency of issue				11,510,056

Debt classified by currency of repayment[d]				–

Total Long-term Debt				$45,398,294,386

a)	If more than one issue date, the date of the first issue is indicated.
b)	Not redeemable unless otherwise specified.
c)	Translated at rates in effect at December 31, 2015 (U.S. Dollar: $1.384; Euro: $1.5029; 100 Japanese Yen: $1.151).
d)	Takes into account swaps related to long-term debt (see Notes 12 and 15 to the 2015 Consolidated Financial Statements).

1)	Sold at deep discount maturing semi-annually from February 15, 2011 to August 15, 2021 in equal payments.
2)	From January 16, 2022, fixed coupon amounts of $1.6 million payable semi-annually.
3)	From January 16, 1999 to January 16, 2014, interest coupons of $3 million payable semi-annually. From July 16, 2024 to January 16, 2035, interest coupons of $5.525 million payable semi-annually.
4)	Fixed rate coupon of 6.5% semi-annually commencing on January 16, 2026.
5)	Sold at deep discount maturing semi-annually from January 16, 2025 to July 16, 2035 in various payment amounts.
6)	No interest payment until February 15, 2030 exclusive. Commencing on February 15, 2030, fixed rate coupon of 45% payable semi-annually.
7)	No interest payment until February 15, 2041 exclusive. From February 15, 2041 to February 15, 2045, interest coupons of $50 million payable annually. From February 15, 2046 to February 15, 2050, interest coupons of $35 million payable annually. From February 15, 2051 to February 15, 2055, interest coupons of $20 million payable annually. From February 15, 2056 to February 15, 2059, interest coupons of $10 million payable annually.
8)	No interest payment until February 15, 2040 exclusive. Commencing on February 15, 2040, fixed rate coupon of 100% payable semi-annually.
9)	No interest payment until February 15, 2050 exclusive. From February 15, 2050 to February 15, 2052, interest coupons of $45 million payable annually. From February 15, 2053 to February 15, 2055, interest coupons of $40 million payable annually. From February 15, 2056 to February 15, 2058, interest coupons of $35 million payable annually. On February 15, 2059, interest coupon of $30 million is payable.
10)	Sinking fund debentures. As disclosed, in the 2015 Consolidated Financial Statements, an amount of $701 million was reported under Short-term investments for this purpose.